As filed with the Securities and Exchange Commission on October 12, 2005

(Registration No. 333-____________)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER SECURITIES ACT OF 1933

HEARTLAND, INC.

(Name of small business issuer in its charter)

Maryland --------------------------------	6211 --------------------------------	36-4286069 --------------------------------------
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3300 Fernbrook Lane North, Suite 180

Plymouth, MN 55447

763.557.2900

(Address and telephone number of principal executive offices)

Trent Sommerville

Chief Executive Officer

Heartland, Inc.

3300 Fernbrook Lane

Plymouth, MN 55447

(763) 557-2900

(Name, Address and Telephone Number of Agent for Service)

Copies of all communications to:

Jerry Gruenbaum, Esq.

SEC Attorneys, LLC

Bank of America Building

908 Post Road East, 2nd Floor

Westport, CT 06880

Ph. (203) 401-8089

Fax: (203) 286-2267

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (2)	Proposed Maximum Amount of Registration Fee

Common Stock, $0.001 par value (3)	1,834,000	$0.75	$1,375,500	161.90

Common Stock, $0.001 par value (4)	33,166,000	$2.00	$66,332,000	$7,807.27

TOTALS	35,000,000	$2.00	$67,707,500	$7,969.17 *

* Previously paid.

(1)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on October 12, 2005.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

(3)	The shares of our Common Stock is being registered hereunder are being registered for resale by the selling stockholders named in the prospectus.

(4)	The shares of our Common Stock issued by us for resale in this offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 12, 2005

HEARTLAND, INC.

35,000,000 SHARES OF

COMMON STOCK

This prospectus relates to the sale of 33,166,000 shares of our common stock, par value $.001 per share ("Common Stock") which is being offered for cash directly for our own account. We intend to sell up to 33,166,000 shares of our Common Stock on a "best efforts, all or none" basis during the 90 day period following the effective date of this prospectus at a fixed price between $0.50 and $2.00 per share. Our management has set the offering price for our shares primarily based upon the anticipated cash needs of our company over the next 18 months, the lack of liquidity in the shares, and the high level of risk considering our history of losses. See "Risk Factors."

We may engage a registered broker-dealer to act as our placement agent on a "best efforts, all or none" basis to assist us in the sale of our shares. Our employees, officers or directors will not receive a commission or other compensation for shares sold by them. There is no minimum number of shares that must be sold by us during the 90 day selling period, and no proceeds will be placed in escrow, trust or any similar account.

Additionally, we are registering for resale up to 1,834,000 shares of our Common Stock, which were granted to or paid for by certain selling stockholders. The selling stockholders may sell their common stock from time to time at prevailing market prices.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Heartland, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

Investing in these securities involves significant risks. You may lose your entire investment. See "Risk Factors" beginning on page 2 of this Prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2005.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholder has not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Heartland, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

HEARTLAND, INC.	1

THE OFFERING	1

RISK FACTORS	2

USE OF PROCEEDS	8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	9

BUSINESS	13

DESCRIPTION OF PROPERTY	21

LEGAL PROCEEDINGS	22

MANAGEMENT	23

EXECUTIVE COMPENSATION	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26

DESCRIPTION OF SECURITIES	27

INDEMNIFICATION	27

PLAN OF DISTRIBUTION	28

SELLING SHAREHOLDERS	29

LEGAL MATTERS	30

EXPERTS	30

WHERE YOU CAN FIND ADDITIONAL INFORMATION	30

INDEX TO FINANCIAL STATEMENTS	31

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. In this prospectus, “we”, “us,” Company” and “our”, refer to Heartland, Inc., unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

HEARTLAND, INC.

We currently operate four major subsidiaries in the following segments:

1)	Mound Technologies, Inc. of Springboro, OH acquired in December 2003 (Steel Fabrication)
2)	Evans Columbus, LLC of Columbus, OH acquired in December of 2004 (Manufacturing)
3)	Monarch Homes, Inc. of Ramsey, MN, acquired in December of 2004 (Construction and Property Management).
4)	Karkela Construction, Inc. of St. Louis Park, MN, acquired in December of 2004 (Construction and Property Management).

Total consolidated revenues for the six months ended June 30, 2005 were $17,639,141 versus $27,401,902 for the six months ended June 30, 2004. The Company incurred operating expenses of $19,431,405 for the six months ended June 30, 2005 and $26,541,763 for the six months ended June 30, 2004. For the six months ended June 30, 2005 the company incurred a net loss of ($1,992,682) or a loss of $(0.10) per share compared to a net income of $307,820 or a gain of $0.02 per share in the six months ended June 30, 2004. The primary factors contributing to the net loss were a decrease in revenues and an increase in administrative expenses. As a result of the losses from operations and a net deficit in both working capital and stockholders' equity, our auditors for the year ended December 31, 2004, in their report dated March 20, 2005, have expressed substantial doubt about our ability to continue as going concern.

Our principal offices are located at 3300 Fernbrook Lane, Plymouth, MN 55447 and our telephone number is (763) 557-2900. We are a Maryland corporation.

The Offering:

Common stock shares offered	Up to an aggregate of 35,000,000 (1) shares of common stock.

Common stock shares outstanding	22,623,442 (1) shares of common stock as of October 12, 2005.

Use of proceeds

We will not receive any proceeds from the sale of the 1,834,000 shares of common stock subject to resale by the selling stockholders under this prospectus. The proceeds from our sale of up to 33,166,000 shares of our common stock will be used to acquire Persinger’s Equipment, Inc., Lee Oil Company, Inc., Ney Oil Company, Shultz Oil Company, Inc. and Ohio Valley Lumber which in total require $17,500,000; the balance of the proceeds will be used for working capital and general corporate purposes. See “Use of Proceeds”.

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Bulletin Board symbol	HTLJ

(1) Includes 1,834,000 shares of common stock being offered herein by our selling shareholders.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY

IF HEARTLAND INCURS NEGATIVE CASH FLOW FROM ITS OPERATIONS, IT MAY EXHAUST OUR CAPITAL RESOURCES.

We had a negative cash flow from ongoing operations for the six months ended June 30, 2005 and for the year ending December 31, 2004. We are an early stage company which has invested the majority of its resources acquiring corporations, with minimal investment for the expansion of our product lines. Heartland had a net loss of ($1,992,682) on revenues of $17,639,141 for the six months ended June 30, 2005 and a net loss of ($403,669) on net sales of $50,007,763 for the year ended December 31, 2004.

We anticipate negative cash flow from operations until such time as we acquire additional profitable companies and/or improve revenues and profitability in our existing businesses. Although we anticipate this will occur, we can give no assurance that we will be able to operate profitably or be able to produce positive cash flow from operations in the future. Our efforts to operate profitably and obtain positive cash flow from operations will depend on, among other things: Implementing the Heartland diversified business plan, making acquisitions, improving revenues and profit margins in our portfolio companies, and managing the additional expenses of the selling, general and administrative functions we will need to add to engender this growth.

Historically we have financed our working capital needs through various credit facilities maintained by our operating companies, the sale of convertible notes and private placements of common stock. However, we can not assure you that, should we be unable to obtain permanent financing, such capital resources would continue to be available to us.

WE WILL OPERATE AS A DIVERSIFIED HOLDING COMPANY.

Operating as a diversified holding company, or literally, as a conglomerate, has three main concerns: that diversification per se offers no advantage to investors; that the conglomerate structure is inherently inefficient and unfocused; and that the lower-rated businesses in diversified portfolios prevent the value of higher-rated businesses from being fully reflected in the share price.

As an operating diversified holding company, we will have to make decisions as to whether to purchase corporations. However, the purchased corporation, after analysis, may not fit with our existing subsidiaries or such purchase may in fact not be as financially stable as previously calculated or priced correctly. As an operating diversified holding company, we will also have to make a decision as to when to divest components and at what price; we may sell at the wrong time and for an undervalued price.

Many diversified holding companies remain preoccupied with empire building, sacrifice value for growth, overpay for acquisitions, perpetually own businesses that will never prosper, or fail to structure, impose disciplines or create cultures that sustain value growth.

OUR LEVEL OF INDEBTEDNESS MAY AFFECT OUR BUSINESS.

Our level of indebtedness could have important consequences for our operations, including: (1) We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities; (2) Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and (3) Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy. We expect to obtain the funds to pay our expenses and to pay principal and interest on our debt primarily by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, and borrow more money or issue additional equity.

WE WERE RECENTLY RE-ORGANIZED AND HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

On December 27, 2004, we entered into an Acquisition Agreement to acquire Monarch Homes, Inc., on December 30, 2004, we entered into an Acquisition Agreement to acquire Evans Columbus, LLC and on December 31, 2004, we entered into an Acquisition Agreement to acquire Karkela Construction, Inc. These acquisitions represented 85% of our revenues in 2004, which gives us a limited operating history upon which investors can make an investment decision, or upon which we can accurately forecast future sales. Investors should, therefore, consider us subject to all of the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new and unproven business.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

WE MAY NOT BE ABLE TO EXPAND OPERATIONS, IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL.

We believe that the available cash and anticipated cash flow from operations will be sufficient to satisfy the Company's anticipated capital requirements for our present operating subsidiaries. However, we will require additional financing to continue overall operations and pursue our plans for expansion. Such financing may take the form of the issuance of common stock or preferred stock or debt securities, or may involve bank or other lender financing. We cannot assure you that we will be able to obtain such additional financing on a timely basis, on favorable terms, or at all.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR PLAN OF RAPID EXPANSION, WE WILL NOT ACHIEVE PROFITABILITY.

We plan to rapidly expand all aspects of our operations. As a result, we need to expand our financial and management controls, reporting systems and procedures. We will also have to expand, train and manage our work force for marketing, sales, product development, and manage multiple relationships with various customers, vendors, strategic partners and other third parties. We will need to continually expand and upgrade our technology and systems. If we are unable to manage our growth effectively, we may be unable to handle our operations, control costs or otherwise function in a profitable manner, or at all.

WE HAVE MANY COMPETITORS WHICH HAVE SUBSTANTIALLY GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THESE COMPETITORS MAY NEGATIVELY AFFECT OUR BUSINESS.

The steel and construction industries in which we operate are highly competitive. We have numerous competitors worldwide. We compete in our chosen markets against several larger multi-national companies, all of which are well-established and have substantially greater financial and other resources than we maintain. Competitive market conditions could adversely affect our results of operations if we are required to reduce product prices to remain competitive or if we are unable to achieve significant sales of our products.

OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE WERE UNABLE TO RECEIVE MATERIALS AT PRICES AND ON TERMS PRESENTLY MADE AVAILABLE TO US BY OUR PRINCIPAL SUPPLIERS.

We presently purchase our principal raw materials and steel from a limited number of suppliers. There are no written contracts between us and our suppliers, and requirements are purchased using individual purchase orders, with customary terms regarding payment, quality and delivery. Although we believe that alternatives are readily available from other suppliers, we cannot assure you that we will be able to continue to obtain desired quantities of materials on a timely basis at prices and on terms deemed reasonable by us. Our business would be materially and adversely affected if we are unable to continue to receive materials at prices and on terms comparable to those presently made available to us by our principal suppliers.

WE MAY NOT BE ABLE TO OBTAIN RAW MATERIALS AT ALL OR AT PRICES THAT ALLOW US TO MAINTAIN A POSITIVE CASH FLOW.

We generally do not have long-term supply contracts with our suppliers, and our purchases of raw materials are subject to market prices. We generally pass changes in the prices of raw materials to our customers over a period of time. We cannot always do so, however, and we may not be able to pass through any future raw material price increases. Any limitation on our ability to pass through any future raw material price increases could have a material adverse effect on our results of operations.

In addition, we obtain from foreign suppliers a significant portion of our cold-rolled steel, the principal raw material of our steel drums. Foreign suppliers of cold-rolled steel have been accused by domestic producers of exporting steel to the United States at artificially low prices. As a result, the Commerce Department has recently imposed anti-dumping duties on steel imported from Japan, Brazil and other countries and negotiated a voluntary reduction in steel imports from Russia. Additionally, the U.S. Congress is considering imposing limits on the amount of steel that may be imported into the United States which would result in significant reductions in steel imports. These measures could result in a substantial increase in our cost of cold-rolled steel, which could have a material adverse effect on our results of operations.

COMPETITION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

The markets for our products and services are competitive, and competition from current and future competitors could reduce unit volumes and selling prices and have a material adverse effect on our results of operations. We believe competition is based primarily on price, service and quality. Price competition may require us to match competitors' prices to retain business or market share. Some of our competitors are larger and have greater financial and other resources than we do, and we may not be able to continue to compete successfully with them. We also face competition in a number of our product lines from producers of other types of industrial containers. See "Competition and Other Factors."

IF WE CANNOT OBTAIN THE FUNDS TO MAKE THE SIGNIFICANT CAPITAL EXPENDITURES THAT OUR BUSINESS MAY REQUIRE, WE MAY NOT BE ABLE TO MAINTAIN OUR CURRENT LEVEL OF OPERATIONS OR GROW OUR BUSINESS.

We may have to make substantial capital expenditures to maintain our current level of operations and to fund the growth of our operations. If we are unable to obtain the funds for capital expenditures, or if our growth strategy or current level of business requires more capital than anticipated, it could have a material adverse effect on the growth of our operations as well as our current level of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL.

Our ability to grow by acquisition, an important component of our growth strategy, is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and the restrictions contained in an indenture and our other indebtedness agreements. In addition, growth by acquisition involves risks that could have a material adverse effect on our results of operations, including difficulties in integrating the operations and personnel of acquired companies and the potential loss of key employees and customers of acquired companies. While we have experience in identifying and integrating acquisitions, we may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our growth strategy, consummate acquisitions on satisfactory terms or, if any of these acquisitions are consummated, satisfactorily integrate acquired businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CONTINUED PRESSURE COULD REDUCE HEARTLAND'S MARGINS AND LIMIT HEARTLAND'S ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE.

Certain of our competitors may have or may obtain significantly greater financial and marketing resources than Heartland. As a result, Heartland could encounter increased competition in the future that may increase pricing pressure and limit its ability to maintain or increase its market share.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS.

Our performance is substantially dependent on the continued services and performance of our executive officers. (See “Management”) The loss of the services of any of our executive officers could materially and adversely affect our business. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

WE MAY NOT BE ABLE TO MANUFACTURE ANY OF OUR PLANNED PRODUCTS OR CONCEPTS IN SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST, OR AT ALL, WHICH COULD HARM OUR FUTURE PROSPECTS.

We plan to be a diversified holding company that will not significantly be affected by significant new technology or obsolescence. However, some of the industries of which Heartland operates in are subject to some technological change. Developments by others may therefore render Heartland's technology and planned product noncompetitive or obsolete, or it may be unable to keep pace with technological developments or other market factors. Competition from other companies, and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than Heartland does, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities could represent significant competition for Heartland.

A SIGNIFICANT ECONOMIC DOWNTURN, PARTICULARLY ONE AFFECTING THE CONSTRUCTION AND/OR STEEL INDUSTRY, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Our results of operations are affected by the level of economic activity in the industries served by our customers, which in turn may be affected by the level of economic activity in the U.S. and foreign markets which they serve. Accordingly, a decline in the level of economic activity in these industries as a result of a decline in the level of economic activity in the U.S. or foreign markets which they serve or otherwise may have a material adverse effect on our results of operations. We derive a significant percentage of our net sales from customers who purchase steel products and construction products and services. As a result, a decline in the level of economic activity in the U.S. steel or construction industry or foreign steel industry in particular could have a material adverse effect on our results of operations. In addition, because we operate with little or no backlog, changes in economic activity, positive and negative, affect our results of operations more quickly than these changes would affect the results of operations of a company that operates with a backlog. As a result, our results of operations, including our cash flow, are subject to a greater degree of volatility and could deteriorate more rapidly than a company that operates with a backlog.

OUR NONCOMPLIANCE WITH GOVERNING REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS.

Compliance with governing regulations may make it necessary for us to incur substantial costs and could have a material adverse effect on our financial condition, results of operations or cash flows. Our operations are subject to federal, state and local transportation laws which require that steel containers used in interstate and international commerce satisfy specified performance requirements. We believe that our products are in substantial compliance with the terms of all applicable transportation laws, regulations and guidelines as currently interpreted. While historically the costs of compliance with these laws and regulations have not had a material adverse effect on our consolidated financial condition, results of operations or cash flows, we cannot predict with certainty the future costs of compliance because of continually changing compliance standards and technology. We expect that future regulations and changes in the text or interpretation of existing laws and regulations may subject our operations to increasingly stringent standards.

IF OUR INSURANCE COVERAGE FOR PRODUCT LIABILITY PROVES TO BE INADEQUATE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

Our business entails risks of product liability. Although we believe this coverage is adequate, coverage under insurance policies may not be adequate to cover product liability claims against us. In addition, product liability insurance could become more expensive and difficult to maintain and in the future may not be available on commercially reasonable terms or at all. The amount and scope of any insurance coverage may be inadequate in the event that a product liability claim is successfully asserted against us.

RISKS RELATED TO OUR STOCK

HEARTLAND'S CEO, PRESIDENT AND DIRECTORS MAY HAVE THE ABILITY TO CONTROL ALMOST ALL MATTERS OF HEARTLAND.

Our officers and directors and their affiliates, beneficially own approximately 6,750,100 or 29.84% of the issued and outstanding shares of common stock of Heartland prior to the filing of this Form SB-2. They will collectively own approximately 11.71% of the issued and outstanding Common Stock if the Maximum Offering is completed. Therefore, management will have significant influence over the election of Heartland's directors and to control the outcome of other issues submitted to our stockholders. This includes their ability to amend the Certificate of Incorporation, approve a merger or consolidation of Heartland with another company or approve the sale of all or substantially all of the assets of Heartland without the agreement of the shareholders who purchase common stock offered hereby.

PREFERRED STOCK AS AN ANTI-TAKEOVER DEVICE.

We are authorized to issue 5,000,000 shares of preferred stock, $0.001 par value. The preferred stock may be issued in series from time to time with such designation, voting and other rights, preferences and limitations as our Board of Directors may determine by resolution. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval subject to approval of the holders of the Preferred Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Heartland without any further action by shareholders. See "Description of Securities - Preferred Stock."

DIFFICULTY OF TRADING AND OBTAINING QUOTATIONS FOR COMMON STOCK.

Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "HTLJ.OB." It is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of Heartland's securities. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on our ability to obtain additional capital.

PENNY STOCK REGULATION

Our Common Stock is subject to Rule 15g-9 under the Exchange Act. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

*	that a broker or dealer approve a person's account for transactions in penny stocks; and

*	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

*	obtain financial information and investment experience objectives of the person; and

*

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

*	sets forth the basis on which the broker or dealer made the suitability determination; and

*	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

REPAYMENT OF OUTSTANDING CONVERTIBLE DEBENTURES

Our convertible debentures are due and payable one year from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default could require the early repayment of the convertible debentures, including a default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

OUR AUDITORS INCLUDED AN EXPLANATORY PARAGRAPH IN THEIR REPORT STATING THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND IF WE CANNOT OPERATE AS A GOING CONCERN, OUR STOCK PRICE WILL DECLINE AND YOU MAY LOSE YOUR ENTIRE INVESTMENT.

As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated March 20, 2005, have expressed substantial doubt about our ability to continue as going concern. Our financial statements for year ended December 31, 2004 and the six months ended June 30, 2005 do not include any adjustments that might result from our inability to continue as a going concern. These adjustments could include additional liabilities and the impairment of certain assets. If we had adjusted our financial statements for these uncertainties, our operating results and financial condition would have been materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will use the proceeds from the sale of the 33,166,000 shares of our common stock to acquire in accordance with the Acquisition Agreements as filed previously with the SEC on Form 8-K, Persinger’s Equipment, Inc., Lee Oil Company, Inc., Ney Oil Company, Shultz Oil Company, Inc. and Ohio Valley Lumber which in total require $17,500,000, the balance to be used for general corporate and operating purposes including product development and enhancement, sales and marketing efforts and payments of consulting and legal fees.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since August 2002. Our symbol is "HTLJ". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	HIGH	LOW

FISCAL YEAR ENDED DECEMBER 31, 2005

First Quarter	1.15	1.15
Second Quarter	0.90	0.90
Third Quarter*	0.65	0.65

FISCAL YEAR ENDED DECEMBER 31, 2004

First Quarter	1.00	0.70
Second Quarter	1.00	0.70
Third Quarter	1.00	0.70
Fourth Quarter	1.60	1.60

FISCAL YEAR ENDED DECEMBER 31, 2003

First Quarter	0.04	0.04
Second Quarter	0.02	0.02
Third Quarter	0.02	0.02
Fourth Quarter	5.00	5.00

*Through October 12, 2005

As of October 12, 2005, there were 22,623,442 shares of common stock outstanding.

As of October 12, 2005, there were approximately 627 stockholders of record of our common stock. This does not reflect those shares held beneficially or those shares held in "street" name.

We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

- discuss our future expectations;

- contain projections of our future results of operations or of our financial condition; and

- state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

We are an operating conglomerate with operations in steel fabrication, manufacturing, construction and property management.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2004

Summarized statements of operations for the six months ended June 30, 2005 and 2004 are presented below:

	Six Months Ended June 30, 2005 (Unaudited)	Six Months Ended June 30, 2004 (Unaudited)

Revenue - sales	$17,639,141	$27,401,902
Cost and expenses
Cost of good sold	15,317,090	24,757,446
Selling, general and administrative expense	2,826,965	1,657,020
Stock based compensation	1,175,335	6,188
Depreciation and amortization	112,015	121,109

Total Costs and Expenses	19,431,405	26,541,763

Income(loss) from operations	(1,792,264)	860,139
Other income(expenses), net	(199,193)	25,053

Income (loss) before income taxes	(1,991,457)	885,192
Deferred federal and state income taxes	1,225	145,798

Income prior to adjustment For pre-acquisition earnings	(1,992,682)	739,394

Elimination of pre-acquisition earnings	—	(431,574)
Net Income (Loss)	$(1,992,682)	$307,820

Revenues for the six months ended June 30, 2005 were $17,639,141, compared to $27,401,902 for the same period in 2004. Total operating expenses were $19,431,405 for the six months ended June 30, 2005, compared to $26,541,763 for the same period in 2004. These declines were primarily a result of decreased contracts in the construction segment. The decline in operating expenses was not proportional to the decline in revenues due primarily to $1,175,335 in stock based compensation in 2005 relating to the granting of restricted shares to management and the issuance of restricted shares in payment of consulting fees.

Interest expenses for the six months ended June 30, 2005 was $283,283 compared to $70,678 for the same period in 2004. The increase was primarily due to 1) increased borrowing by Monarch Homes for the acquisition of additional land for development, and 2) the sale of additional convertible promissory notes by the parent company.

As a result, Income (Loss) Prior to Adjustment for Pre-Acquisition Earnings of Subsidiaries was ($1,992,682) for the six months ended June 30, 2005, compared to $739,394 for the same period in 2004.

RESULTS OF OPERATIONS FOR THE YEAR DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

Summarized statements of operations for the years ended December 31, 2004 and 2003 are presented below:

	2004	2003

Revenue - sales	$50,007,763	$4,428,836
Cost and expenses:
Cost of good sold	44,969,599	4,055,404
Selling, general and administrative expense	4,007,550	1,281,975
Stock based compensation	63,787	—
Depreciation and amortization	239,532	64,400

Total Costs and Expenses	49,280,468	5,401,779

Income (Loss) from Operations	727,295	(972,943)
Other Income (Expense), net	25,984	(537,507)

Income (loss) from continuing operations	753,279	(1,510,450)
Loss from Discontinued Operations	—	(1,120,853)

Income (Loss) before taxes	753,279	(2,631,303)
Provision for Income Taxes	412,410	—

Income prior to adjustment
For pre-acquisition earnings	340,869	(2,631,303)
Elimination of pre-acquisition earnings	(744,538)	2,631,303

Net Loss	$(403,669)	$—

Revenues for the year ended December 31, 2004 were $50,007,763 compared to $4,428,836 for 2003. Total costs and expenses were $49,280,468 for 2004 compared to $5,401,779 for 2003. Revenues and expenses for 2004 reflect the operations of Evans Columbus, Karkela Construction and Monarch Homes, acquired in December 2004. Earnings of these subsidiaries prior to their acquisition dates of $744,538 were subtracted from income, resulting in a net loss of ($403,669) for 2004.

The net loss for 2003 was ($2,631,303). This included a loss on discontinued operations of ($1,120,853). The loss from continuing operations for 2003, which excluded this item, was ($1,510,450).

The remainder of the decrease in the operating loss from 2003 to 2004 was primarily accounted for by improvement in the operating performance of the Mound Technologies subsidiary, on the strength of a 67% increase in sales in 2004 over 2003.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was ($1,440,526) for the six months ended June 30, 2005. This was primarily related to operating losses and additional inventories of land and work-in-process in the construction businesses, offset in part by additional trade financing. The deficit was financed by sales of restricted shares totaling $200,000 and net borrowings of $1,303,328 during the six months ended June 30, 2005.

Total short-term and long-term debt at June 30, 2005 was $10,141,961 and total shareholders’ equity (deficiency) was ($892,507).

We are seeking to raise up to $66 million of additional capital from private investors and institutional money managers in the next few months, but there can be no assurance that we will be successful in doing so. If we are not successful in raising any of this additional capital, our current cash resources may not sufficient to fund our current operations.

We may experience problems, delays, expenses, and difficulties sometimes encountered by an enterprise in our stage of development, many of which are beyond our control. For potential acquisitions, these include, but are not limited to, unanticipated problems relating to identifying partner(s), obtaining financing or closing the transaction. Due to limited experience in operating the combined entities for the Company, we may experience production and marketing problems, incur additional costs and expenses that may exceed current estimates, and unexpected competition.

Our businesses are working capital intensive and require funding for purchases of raw materials used in production, replacement parts inventory, capital expenditures, expansion and upgrading of existing facilities, as well as for financing receivables from customers. During the six months ended June 30, 2005, the Company has not engaged in:

- Material off-balance sheet activities, including the use of structured finance or special purpose entities;

- Trading activities in non-exchange traded contracts; or

- Transactions with persons or entities that benefit from their non-independent relationship with the Company.

Inflation

We are subject to the effects of inflation and changing prices. As previously mentioned, we experienced rising prices for steel and other commodities during fiscal 2004 and for the first quarter of 2005 that had a negative impact on our gross margins and net earnings. In the remainder of fiscal 2005, we expect average prices of steel and other commodities to be higher than the average prices paid in fiscal 2004 and for the first quarter of 2005. We will attempt to mitigate the impact of these anticipated increases in steel and other commodity prices and other inflationary pressures by actively pursuing internal cost reduction efforts and introducing price increases.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we must make decisions that impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgments based on our understanding and analysis of the relevant circumstances, historical experience, and actuarial valuations. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

Our significant accounting policies are described in Note A to the consolidated financial statements. Some of those significant accounting policies require us to make difficult subjective or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (i) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made, and (ii) different estimates that reasonably could have been used, or changes in the estimate that are reasonably likely to occur from period to period, would have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

Accounts Receivable Valuation. We value accounts receivable, net of an allowance for doubtful accounts. Each quarter, we estimate our ability to collect outstanding receivables that provides a basis for an allowance estimate for doubtful accounts. In doing so, we evaluate the age of our receivables, past collection history, current financial conditions of key customers, and economic conditions. Based on this evaluation, we establish a reserve for specific accounts receivable that we believe are uncollectible, as well as an estimate of uncollectible receivables not specifically known. A deterioration in the financial condition of any key customer or a significant slow down in the economy could have a material negative impact on our ability to collect a portion or all of the accounts and notes receivable.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on us.

BUSINESS

INTRODUCTION

SUMMARY

Our mission is to become a leading diversified company with business interests in well established industries. We plan to successfully grow our revenues by acquiring companies with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. By providing access to financial markets, expanded marketing opportunities and operating expense efficiencies, we hope to become the facilitator for future growth and higher long-term profits. In the process, we hope to develop new synergies among the acquired companies, which should allow for greater cost effectiveness and efficiencies, thus further enhancing each individual company’s strengths. To date, we have completed acquisitions in the steel fabrication, residential and commercial construction, and steel drum manufacturing industries. Additionally, we have identified acquisition opportunities in gasoline distribution, lumber manufacturing, and equipment distribution.

We are headquartered in Plymouth, MN and currently trade on the OTC Bulletin Board under the symbol HTLJ.OB. Including the senior management team, we currently employs 101 people.

Currently, we operate four major subsidiaries in the following segments:

1)	Mound Technologies, Inc. of Springboro, OH acquired in December 2003 (Steel Fabrication)
2)	Evans Columbus, LLC of Columbus, OH acquired in December of 2004 (Steel Drum Manufacturing)
3)	Monarch Homes, Inc. of Ramsey, MN, acquired in December of 2004 (Construction and Property Management).
4)	Karkela Construction, Inc. of St. Louis Park, MN, acquired in December of 2004 (Construction and Property Management).

We have agreements or signed letters of intent to acquire these companies in the following segments:

1)	Persinger’s Equipment, Inc. of Austin, MN (Agreement signed July 14, 2005) (Equipment Distributorship)
2)	Lee Oil Company, Inc. of Middleboro, KY (Agreement signed September 21, 2005) (Gasoline Distribution)
3)	Ney Oil Company of Ney, OH (Agreement signed September 12, 2005) (Gasoline Distribution)
4)	Schultz Oil Company of Tifin, OH (Agreement signed September 26, 2005) (Gasoline Distribution)
5)	Ohio Valley Lumber of Piketon, OH (Letter of Intent signed September 12, 2005) (Lumber manufacturing)

HISTORY

We were incorporated in the State of Maryland on April 6, 1999 as Origin Investment Group, Inc. (“Origin”). On December 27, 2001, we went through a reverse merger with International Wireless, Inc. Thereafter on January 2, 2002, we changed our name from Origin to International Wireless, Inc. On November 15, 2003, we went through a reverse merger with PMI Wireless, Inc. Thereafter in May 2004, we changed our name from International Wireless, Inc. to our current name, Heartland Inc.

We originally were formed as a non-diversified closed-end management investment company, as those terms are used in the Investment Company Act of 1940 (“1940 Act”). At that time we elected to be regulated as a business development company under the 1940 Act. In December 7, 2001 our shareholders voted on withdrawing the Company from being regulated as a business development company and thereby no longer be subject to the 1940 Act.

Our original investment strategy when it was regulated as a business development company under the 1940 Act, was to invest in a diverse portfolio of private companies that could be used to build an Internet infrastructure by offering hardware, software and/or services which enhance the use of the Internet. Prior to our reverse merger with International Wireless, we identified two eligible portfolio companies within which we entered into agreements to acquire interests within such companies and to further invest capital in these companies to further develop our business. However, on each occasion and prior to each closing, we were either unable to raise sufficient capital to consummate the transaction or discovered information which modified our understanding of the eligible portfolio company’s financial status to such an extent where it was unadvisable for us to continue and consummate the transaction. During the 2002 fiscal year, we entered into a definitive share exchange agreement and investment agreement with Vivocom, Inc., a San Jose, California based software company that had developed a proprietary all media switching system which enables all forms of data to be sent over a single IP channel. We intended on investing a minimum of three million two hundred and fifty thousand dollars ($3,250,000) within Vivocom over several months. Due to our inability to raise this money, the share exchange never took place and the agreement terminated.

On December 7, 2001, we held a special meeting of our shareholders in accordance with a filed Form DEF 14A with the Securities and Exchange Commission whereby our shareholders voted on withdrawing our Company from being regulated as a business development company and thereby no longer be subject to the Investment Company Act of 1940 and to effect a one-for-nine reverse split of our total issued and outstanding common stock. On December 14, 2001 we filed a Form N-54C with the Securities and Exchange Commission formally notifying our withdrawal from being regulated as a business development company. The purpose of our withdrawal from being regulated as a business development company and the one-for-nine reverse split of our total issued and outstanding common stock was to allow us to merge with a potential business in the future. By withdrawing from the status as a business development company, we chose to be treated as a publicly traded “C” corporation.

On December 27, 2001, we went through a reverse merger whereby we acquired all the outstanding shares of International Wireless. Under the said reverse merger, the former Shareholders of International Wireless ended up owning an 88.61% interest in our Company. Thereafter on January 2, 2002, we changed our name from Origin to International Wireless, Inc.

From December 27, 2001 through June 2003, we attempted to develop our bar code technology and bring it to market. To that extent, we moved our operations to Woburn, Massachusetts, hired numerous computer programmers, developers and sales people in addition to support staff. Due to our inability to raise sufficient capital, we were unable to pay current operating expenses and by June, 2003 shut down our operations entirely.

On November 15, 2003, a change in control of our Company occurred when we went through a reverse merger with PMI Wireless, Inc., a Delaware corporation with corporate headquarters located in Cordova, Tennessee. The acquisition, took place on December 1, 2003 for the aggregate consideration of fifty thousand dollars ($50,000) which was paid to the U.S. Internal Revenue Service for the Company’s prior payroll tax obligations, plus assumption of our existing debts, for 9,938,466 newly issued common shares of our Company. Under the said reverse merger, the former Shareholders of PMI Wireless ended up owning an 84.26% interest in our Company.

On December 10, 2003, we entered into an Acquisition Agreement to acquire one hundred percent (100%) of Mound Technologies, Inc. (“Mound”), a Nevada corporation with its corporate headquarters located in Springboro, Ohio. The acquisition was a stock for stock exchange in which we acquired all of the issued and outstanding common stock of Mound in exchange for 1,256,000 newly issued shares of our common stock. As a result of this transaction, Mound became a wholly owned subsidiary of our Company.

In May 2004, we changed our name from International Wireless, Inc. to our current name, Heartland, Inc.

On December 27, 2004, the Company entered into an Acquisition Agreement to acquire one hundred percent (100%) of Monarch Homes, Inc. (“Monarch”), a Minnesota corporation with its corporate headquarters located in Ramsey, MN for five million dollars ($5,000,000). The acquisition price was made up of: 1) $100,000 at closing, 2) a promissory note of $1,900,000 payable on or before February 15, 2005 which, if not paid by that date, interest shall be due from then to actual payment at 8%, simple interest, compounded annually and 3) six hundred sixty-seven thousand (667,000) restricted newly issued shares of the Company’s common stock provided at closing. In the event the common stock of the Company not is trading at a minimum of $5.00 as of December 27, 2005, the Company is required to compensate the original Monarch shareholders for the difference in additional stock. As a result of this transaction, Monarch became a wholly owned subsidiary of the Company.

On December 30, 2004, the Company entered into an Acquisition Agreement to acquire one hundred percent (100%) of Evans Columbus, LLS (“Evans”), an Ohio corporation with its corporate headquarters located in Blacklick, OH for three million five thousand dollars ($3,005,000). The acquisition price was made up of: 1) $5,000 at closing, and 2) six hundred thousand (600,000) restricted newly issued shares of the Company’s common stock provided at closing. In the event the common stock of the Company is not trading at a minimum of $5.00 as of December 30, 2005, the Company is required to compensate the original Evans shareholders for the difference in additional stock. As a result of this transaction, Evans became a wholly owned subsidiary of the Company.

On December 31, 2004, the Company entered into an Acquisition Agreement to acquire one hundred percent (100%) of Karkela Construction, Inc. (“Karkela”), a Minnesota corporation with its corporate headquarters located in St. Louis Park, MN for three million dollars ($3,000,000). The acquisition price was made up of: 1) $100,000 at closing, 2) a short term promissory note payable of $50,000 on or before January 31, 2005, 3) a promissory note of $1,305,000 payable on or before March 31, 2005 which, if not paid by that date, interest is due from December 31, 2004 to actual payment at 8%, simple interest, compounded annually and 4) five hundred thousand (500,000) restricted newly issued shares of the Company’s common stock provided at closing. In the event the common stock of the Company is not trading at a minimum of $4.00 as of December 31, 2005, the Company is required to compensate the original Karkela shareholders for the difference in additional stock. As a result of this transaction, Karkela became a wholly owned subsidiary of the Company.

STEEL FABRICATION

Mound Technologies, Inc. (“Mound”) was incorporated in the state of Nevada in November of 2002, with its corporate offices located in Springboro, Ohio. This business includes a Steel Fabrication (“Steel Fabrication”), a Property Management Division (“Property Management”) and a wholly owned subsidiary, Freedom Products of Ohio (“Freedom”).

The Steel Fabrication Division and Property Management Division are both located in Springboro, Ohio. The Steel Fabrication Division is a full service structural and miscellaneous steel fabricator. It also manufactures steel stairs and railings, both industrial and architectural quality. The present capacity of the facility is approximately 6,000 tons per year of structural and miscellaneous steel. This division had been previously known as Mound Steel Corporation, which was started at the same location in 1964.

The Steel Fabrication Division is focused on the fabrication of metal products. This Division produces structural steel, miscellaneous metals, steel stairs, railings, bar joists, metal decks and the erection thereof. This Division produced gross sales of approximately $7.4 million in 2004. In the steel products segment, steel joists and joist girders, and steel deck are sold to general contractors and fabricators throughout the United States. Substantially all work is to order and no unsold inventories of finished products are maintained. All sales contracts are firm fixed-price contracts and are normally competitively bid against other suppliers. Cold finished steel and steel fasteners are manufactured in standard sizes and inventories are maintained.

This Division’s customers are typically U.S. based companies that require large structural steel fabrication, with needs such as building additions, new non-residential construction, etc. Customers are typically located within a one-day drive from the Company’s facilities. The Company is able to reach 70% of the U.S. population, yielding a significant potential customer base. Marketing of the Division’s products is done by advertising in industry directories, word-of-mouth from existing customers, and by the dedicated efforts of in-house sales staff monitoring business developments opportunities within the Company’s region. Large clients typically work with the Company on a continual basis for all their fabricated metal needs.

Competition overall in the U.S. steel fabrication industry has been reduced by approximately 50% over the last few years due to economic conditions leading to the lack of sustained work. The number of regional competitors has gone down from ten (10) to three (3) over the past five years. Larger substantial work projects have declined dramatically with the downturn in the economy. Given the geographical operating territory of the Company, foreign competition is not a major factor. In addition to competition, steel pricing represents another significant challenge. The cost of steel, our highest input cost, has seen significant increases in recent years. The Company will manage this challenge by stockpiling the most common steel component products and incorporating price increases in job pricing as deemed appropriate.

COMPETITION AND OTHER FACTORS

We are subject to a wide variety of federal, state, and international environmental laws, rules, and regulations. These laws, rules, and regulations may affect the way we conduct our operations, and failure to comply with these regulations could lead to fines and other penalties.

Competition within the steel industry, both in the United States and globally, is intense and expected to remain so. Mound competes with large U.S. competitors such as United States Steel Corporation, Nucor Corporation, AK Steel Holding Corporation, Ispat Inland Inc. and IPSCO Inc along with a number of local suppliers. The steel market in the United States is also served by a number of non-U.S. sources and U.S. supply is subject to changes in worldwide demand and currency fluctuations, among other factors.

More than 35 U.S. companies in the steel industry have declared bankruptcy since 1997 and have either ceased production or more often continued to operate after being acquired or reorganized. In addition, many non-U.S. steel producers are owned and subsidized by their governments and their decisions with respect to production and sales may be influenced by political and economic policy considerations rather than by prevailing market conditions. The steel industry is highly cyclical in nature and subject to significant fluctuations in demand as a result of macroeconomic changes in global economies, including those resulting from currency volatility. The global steel industry is also generally characterized by overcapacity, which can result in downward pressure on steel prices and gross margins.

Mound competes with other flat-rolled steel producers (both integrated steel mills and mini-mills) and producers of plastics, aluminum, ceramics, carbon fiber, concrete, glass, plastic and wood that can be used in lieu of flat-rolled steels in manufactured products. Mini-mills generally offer a narrower range of products than integrated steel mills but can have some cost advantages as a result of their different production processes.

Price, quality, delivery and service are the primary competitive factors in all markets that Mound serves and vary in relative importance according to the product category and specific customer.

In some areas of our business, we are primarily an assembler, while in others we serve as a fully integrated manufacturer. We have strategically identified specific core manufacturing competencies for vertical integration and have chosen outside vendors to provide other products and services. We design component parts in cooperation with our vendors, contract with them for the development of tooling, and then enter into agreements with these vendors to purchase component parts manufactured using the tooling. Operations are also designed to be flexible enough to accommodate product design changes required to respond to market demand.

RAW MATERIALS

Mound’s business depends on continued access to reliable supplies of various raw materials. Mound believes there will be adequate sources of its principal raw materials to meet its near term needs, although probably at higher prices than in the past.

UNFAIR TRADE PRACTICES AND TRADE REMEDIES

Under international agreement and U.S. law, remedies are available to domestic industries where imports are “dumped” or “subsidized” and such imports cause material injury to a domestic industry. Dumping involves selling for export a product at a price lower than the same or similar product is sold in the home market of the exporter or where the export prices are lower than a value that typically must be at or above the full cost of production. Subsidies from governments (including, among other things, grants and loans at artificially low interest rates) under certain circumstances are similarly actionable. The remedy available is an antidumping duty order or suspension agreement where injurious dumping is found and a countervailing duty order or suspension agreement where injurious subsidization is found. When dumping or subsidies continue after the issuance of an order, a duty equal to the amount of dumping or subsidization is imposed on the importer of the product. Such orders and suspension agreements do not prevent the importation of product, but rather require either that the product be priced at an undumped level or without the benefit of subsidies or that the importer pay the difference between such undumped or unsubsidized price and the actual price to the U.S. government as a duty.

SECTION 201 TARIFFS

On March 20, 2002, in response to an investigation initiated by the office of the President of the United States under Section 201 of the Trade Act of 1974, the President of the United States imposed a remedy to address the serious injury to the domestic steel industry that was found. The remedy was an additional tariff on specific products up to 30% (as low as 9%) in the first year and subject to reductions each year. The remedy provided was potentially for three years and a day, subject to an interim review after 18 months as to continued need. On December 4, 2003 by Proclamation 7741, the President of the United States terminated the import relief provided under this law pursuant to Section 204(b) (1) (A) of the Trade Act of 1974 on the basis that “the effectiveness of the action taken under Section 203 has been impaired by changed economic circumstances” based upon a report from the U.S. International Trade Commission and the advice from the Secretary of Commerce and the Secretary of Labor. Thus, no relief under this law was provided to domestic producers during 2004.

ENVIRONMENTAL MATTERS

Mound’s operations are subject to a broad range of laws and regulations relating to the protection of human health and the environment. Mound expects to expend in the future, substantial amounts to achieve or maintain ongoing compliance with U.S. federal, state, and local laws and regulations, including the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, and the Clean Water Act. These environmental expenditures are not projected to have a material adverse effect on Mound’s financial position or on Mound’s competitive position with respect to other similarly situated U.S. steelmakers subject to the same environmental requirements.

Construction and Property Management

a)	Monarch Homes, Inc.

Monarch Homes, Inc., (“Monarch”) acquired in December 2004, is a builder of custom residential homes in the state of Minnesota. Monarch is located in Ramsey, MN, and was acquired in December of 2004. Our domestic homebuilding operations currently involve the purchase and development of land or lots and the construction and sale of single-family homes, town homes and low-rise condominiums. Monarch was founded in 1995 and had annual sales of approximately $23 million during 2004. Over the course of the past ten years, Monarch has become one of the region’s premier builders of quality homes in planned communities in the northern and northwestern suburbs of Minneapolis and St. Paul, Minnesota. In fiscal 2004, Monarch sold 87 homes, including first-time, move-up and, in some markets, custom homes, ranging in price from approximately $160,000 to $600,000. The average sales price in fiscal 2004 was approximately $275,000.

Our practice has been to acquire land, build homes on the land and sell the homes within 24 to 36 months from the date of land acquisition. Generally, this involves acquiring land that is properly zoned and is either ready for development or, to some degree, already developed. We control a substantial amount of our land, including lots and land to be developed into lots, through option agreements that we can exercise over specified time periods or, in certain cases, as the land or lots are needed. At December 31, 2004, Monarch owned approximately 20 lots and has two exclusive agreements with developers. Our growth strategy for Monarch has been focused primarily on organic growth opportunities through land acquisition and development in existing business units and markets.

It is the intent of the Company to expand this business unit into the construction of super energy efficient homes using new EPS technology that allows for custom construction, with greatly increased “R” ratings. An agreement is in process to have exclusive rights to this type of construction product in the area of Central America. The company believes that this will reduce the seasonality associated with the construction industry.

b)	Karkela Construction, Inc.

Karkela Construction, Inc. (“Karkela”) was acquired in December 2004 and is located in St. Louis Park, MN. Karkela was acquired in December 2004 and is a general contractor in the greater St. Paul and Minneapolis, Minnesota area specializing in commercial, industrial, hospitality or multi-family space. More specifically, Karkela is a designer and builder of custom office buildings for medical, financial and other service type businesses. Karkela was originally founded in 1983 and incorporated in 1990. During fiscal year 2004 Karkela had revenues of approximately $11.8 million. It is the intent of Heartland to expand that territory to include those geographies where the company can benefit from its reputation.

c)	Mound Property Management Division

The Property Management Division is located in Springboro, Ohio. The Mound Property Management Division is focused on the ownership and management of industrial property, in Ohio. The Property Management Division presently owns two (2) properties and manages three (3) other properties which are all located in Ohio. The two owned properties include 37,000 square feet of light and heavy manufacturing buildings on approximately 6 acres. The Company manages 33 acres of industrial property in Ohio, which is not owned.

Competition and Other Factors

The conventional construction industry is essentially a “local” business and is highly competitive. The top 10 builders in the United States, in calendar year 2003 accounted for approximately 15.1% of the total for-sale attached and detached housing permits in the United States. Monarch and Karkela compete in each market with numerous other homebuilders and general construction companies, including national, regional and local builders. The industries top six competitors based on revenues for their most recent fiscal year-end are as follows: Beazer Homes USA, Inc., D. R. Horton, Inc., KB Homes, Lennar Corporation, Pulte Homes, Inc. and The Ryland Group, Inc. The main competitive factors affecting Monarch and Karkela operations are location, price, availability of mortgage financing for customers, construction costs, design and quality of homes, customer service, marketing expertise, availability of land, price of land and reputation. We believe that Monarch and Karkela compete effectively by building high quality units, maintaining geographic diversity, responding to the specific demands of each market and managing the operations at a local level.

The construction industry is affected by changes in national and local economic conditions, job growth, long-term and short-term interest rates, consumer confidence, governmental policies, zoning restrictions and, to a lesser extent, changes in property taxes, energy costs, federal income tax laws, federal mortgage financing programs and various demographic factors. The political and economic environments affect both the demand for construction and the subsequent cost of financing. Unexpected climatic conditions, such as unusually heavy or prolonged rain or snow, may affect operations in certain areas.

The construction industry is subject to extensive regulations. The Company and its subcontractors must comply with various federal, state and local laws and regulations, including worker health and safety, zoning, building standards, erosion and storm water pollution control, advertising, consumer credit rules and regulations, and the extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment, including the protection of endangered species. The Company is also subject to other rules and regulations in connection with its manufacturing and sales activities, including requirements as to incorporate building materials and building designs. All of these regulatory requirements are applicable to all construction companies, and, to date, compliance with these requirements has not had a material impact on the operation. We believe that the Company is in material compliance with these requirements.

We purchase materials, services and land from numerous sources (primarily local vendors), and believe that we can deal effectively with the challenges we may experience relating to the supply or availability of materials, services and land.

The results of operations of our Property Management segment may be adversely affected by increases in interest rates. Any significant increase in mortgage interest rates above currently prevailing low levels could affect the ability or willingness of prospective buyers to finance their purchases. Although we expect that we would be able to make adjustments in our operations to mitigate the effects of any increase in interest rates, there can be no assurances that these efforts would be successful.

This Property Management segment faces competition from real estate investment trusts (REIT’s), which are already among the largest commercial property owners in the United States. With over 300 public and private REIT’s in the United States, they have slowly been growing their holdings through acquisitions. Most REIT’s, however, do not specialize in industrial and office properties.

MANUFACTURING

Evans Columbus, LLC, (“Evans”) acquired in December 2004, manufactures 55-gallon steel drums at a production rate of approximately 3,000 drums per day. Evans, which was founded in 1955, generated revenues of approximately $8 million in 2004. Manufacturing is carried out in a fully equipped 70,000 square foot facility located in Columbus, Ohio. This facility is able to do various coated products as well as standard painted drums. Prior to its acquisition by Heartland, Evans Columbus was a family owned and operated business.

In order to utilize manufacturing facilities and technology more effectively, we pursue continuous improvements in manufacturing processes. We have some flexible assembly lines to deliver products when customers require them. Additionally, considerable effort is spent to reduce manufacturing costs through process improvement, product and platform design, application of advanced technology, enhanced environmental management systems, and better supply-chain management.

Our production levels and inventory management goals are based on estimates of demand for our products, taking into account production capacity, timing of shipments, and field inventory levels. We also periodically shut down production to allow for maintenance, rearrangement, and capital equipment installation at the manufacturing facilities.

Incorporatedinto our Quality Policy, Evans maintains a regular preventative maintenance and calibration schedule. Our dedicated maintenance crew is “on-the-job” at all times. During manufacturing shifts, we are testing to make sure drums are manufactured to meet customer specification and governmental regulations. Regular preventative maintenance protects the plant equipment and assures reliability and continuity of supply.

Competition and Other Factors

The steel container industry is the third-largest steel user, next to the automobile industry and the appliance industry. Steel drum-makers, who manufacture 55-gallon drums that hold products ranging from chocolate for ice cream bars to coatings for jelly beans, make up about 40 percent of the steel container industry. The steel drum industry mainly uses cold-rolled steel.

There are approximately 14 manufacturers of 55 gallon steel drums nationwide. The three major competitors of the company are North Coast Container (Cleveland, Ohio), Berenfield Containers (Mason, OH), and Grief Bros Corporation (Delaware, Ohio) which are all larger than Evans. The region where Evans is located is one of the more heavily concentrated areas for 55 gallon drum manufactures and users.

Attention to environmental compliance is practiced throughout the plant. Working in concert with the Ohio and Federal EPA, we continue to incorporate safe manufacturing processes. Rigorous testing throughout the plant ensures safety for our employees, neighbors and the environment.

Evans is subject to the risks associated with the steel industry, in particular to the cost of raw materials, energy and labor supply all of which are managed effectively. The company is reliant upon several distributors through out the Ohio Valley region. Evans sells it products to customers based upon superior quality and service and not specifically on price which leads to repeat business and less impact on economical affects (i.e. interest rates).

GENERAL

The Company’s mission is to become a leading diversified company with business interests in well established industries.

In addition to the risks identified above the Company also faces risks of its own. The Company is reliant upon identifying, contracting and financing each acquisition it identifies. Since the Company is in its early stages, it may not be able to obtain the necessary funding to continue its growth plan. Additionally, the potential synergies identified with each of the acquisitions may not materialize to the extend, if at all, as initially identified.

We are seeking to raise up to $66 million in capital through this proposed offering. We will need $17,500,000 to pay for the acquisitions for which we have already signed purchase agreements or letters of intent. We would like to raise an additional $10 million at a minimum, for debt reduction, facilities acquisition, and expansion of our corporate infrastructure. If we are successful in raising the maximum $66 million contemplated by this offering, we expect to use the balance for further debt reduction, further acquisitions, and general corporate purposes. We are pursing many financing options which can be any combination of debt or equity securities. We hope to be able to raise funds from an offering of our stock. However, we may not be able to raise any funds from an offering. We have no source of funding identified at this time and our failure to raise funds in the future will impair and delay our ability to implement our business plan further.

Collectively, our officers and directors on a fully diluted basis beneficially own voting rights to 6,750,000 or 29.84% of our outstanding voting stock. As such, our officers and directors have a significant voice in the control the outcome of all matters submitted to a vote by the holders of our voting stock, including the election of our directors, amendments to our certificate of incorporation and approval of significant corporate transactions. Additionally, our officers and directors could delay, deter or prevent a change in our control that might be beneficial to our other stockholders.

By providing access to financial markets, expanded marketing opportunities and operating expense efficiencies, the Company hopes to become the facilitator for future growth and higher long-term profits of the businesses we acquire. In the process, the Company hopes to develop new synergies among the acquired companies, which should allow for greater cost effectiveness and efficiencies, and thus further enhancing each individual company’s strengths.

Employees

As of September 30, 2005, we employed 101 employees. From time to time, we also retain consultants, independent contractors, and temporary and part-time workers.

We believe our relationship with our current employees is good. Our employees are not represented by a labor union. Our success is dependent, in part, upon our ability to attract and retain qualified management technical personnel and subcontractors. Competition for these personnel is intense, and we will be adversely affected if we are unable to attract key employees. We presently do not have a stock option plan for key employees and consultants.

Customers

Overall, our management believes that long-term we are not dependent on a single customer for any of the segments results. While the loss of any substantial customer could have a material short-term impact on a segment, we believe that our diverse distribution channels and customer base should reduce the long-term impact of any such loss.

DESCRIPTION OF PROPERTY

The following properties are used in the operation of our business:

Our principal executive and administrative offices are located at 3300 Fernbrook Lane Plymouth, MN 55447. Our phone number is (763) 557.2900. Our executive offices are leased from St. Paul Properties, Inc., 385 Washington Street, St. Paul, Minnesota 55102. We are renting approximately 2,048 square feet of an 85,232 square feet building. We pay our proportionate share of utilities and real estate tax based upon our percentage of occupancy as the building is shared with a number of tenants.

The term of the lease is for 60 months beginning January 1, 2005 but we have an option in January 2007 to provide notice to the landlord that we wish to terminate agreement as of December 2007. The lease required an initial security deposit of $11,500. The lease requires payments of:

Months	Monthly Payment

1-12	$2,219

13-24	$2,261

25-36	$2,304

37-48	$2,347

49-60	$2,389

This space is not sufficient for us as we add employees to the corporate staff. In light of this the corporation will evaluate its office needs and determine the best option as we continue to grow.

In Springboro, Ohio we lease approximately 39,000 square feet on a month to month lease for $8,500 per month from a major shareholder of our company. The facilities include 34,000 square feet which is used for manufacturing and 5,000 square feet for office space. The space is used by Mound.

In Columbus, Ohio we lease approximately 70,000 square feet on a five (5) year term from January 1, 2002 through December 31, 2007 for $20,000 per month from Par Investments, a company related to the president of Evans. The facilities include approximately 67,000 square feet for manufacturing and 3,000 square feet for offices. The space is used by Evans.

In Ramsey, Minnesota we lease approximately 3,000 square feet on a month to month lease for $7,000 per month from Brad Fritch, the President of Monarch. The facilities include approximately 1,800 square feet of office space and 1,200 square feet for storage. The space is used by Monarch.

In St. Louis Park, Minnesota we lease approximately 6,975 square feet on a 63 month lease beginning January 1, 2005. The facilities are used as offices for our Karkela employees. The lessor is Larry Karkela, the President of the Karkela subsidiary. The lease required an initial security deposit of $5,356. We pay our proportionate share of utilities and real estate tax based upon our percentage of occupancy which is 60.1%. The lease requires payments of:

Months	Monthly Payment

1-12	$3,272

13-24	$3,403

25-36	$3,573

37-48	$3,752

49-60	$3,938

61-63	$4,136

The Property Management Division presently owns two (2) properties in Ohio and manages three (3) other properties in Minnesota and North Dakota. The two owned properties include 37,000 square feet of light and heavy manufacturing buildings on approximately 6 acres. The Company manages 33 acres of industrial property in Ohio, which is not owned. At the current time, we generate approximately $12,000 per month in rental charges with the terms on the leases being a rolling three months to three years.

LEGAL PROCEEDINGS

In the normal course of our business, we and/or our subsidiaries are named as defendants in suits filed in various state and federal courts. We believe that none of the litigation matters in which we, or any of our subsidiaries, are involved would have a material adverse effect on our consolidated financial condition or operations.

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS: COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

The directors and officers of our Company and its subsidiaries, as of October 12, 2005, are set forth below. The directors hold office for their respective term and until their successors are duly elected and qualified. Vacancies in the existing Board are filled by a majority vote of the remaining directors. The officers serve at the will of the Board of Directors.

Name	Age	With Company Since	Director/Position
Trent Sommerville	38	12/2003	Chief Executive Officer, Chairman of the Board, and Director

Roland Fink.	50	06/2005	Chief Financial Officer

Jerry Gruenbaum	50	01/2001	Secretary, General Counsel and Director

Kenneth B. Farris	45	01/2004	Director

MR. TRENT SOMMERVILLE - CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

Mr. Sommerville was elected as Director, Chairman of the Board and appointed as our Chief Executive Officer in December 1, 2003. Mr. Sommerville attended Perkingston College. Mr. Sommerville worked at Anjet where he obtained NASD Series 22 and Series 63 licenses. Following his experience there, Mr. Sommerville started IGE Capital where he has been actively involved in many venture capital opportunities including FYBX Corporation, Cyber Operations, Way Cool 3D, and PMI Wireless.

ROLAND FINK - CHIEF FINANCIAL OFFICER

Mr. Fink for the past 10 years has been practicing as a CPA, and as a finance and accounting consultant specializing in mergers and acquisitions. Prior to that, he served as the CFO/Controller of a national oilfield services company. His early career included tours with a large local CPA firm, and a ”Big 4” CPA firm. His experience includes administration and management, operations, mergers, acquisitions & divestitures, lender & investor relations, capital formation, contract negotiations, taxation, risk management, treasury management, information technology, accounting & reporting, and SEC matters.

JERRY GRUENBAUM – CORPRATE SECRETARY, GENERAL COUNSEL AND DIRECTOR

Mr. Gruenbaum is our Corporate Secretary, General Counsel, and member of our Board of Directors. He was appointed as our Corporate Secretary and General Counsel in December 2001 and was elected to our board on November 12, 2003. He has been admitted to practice law since 1979 and is a licensed attorney in various states including the State of Connecticut where he maintains his practice as a member of SEC Attorneys, LLC, specializing in Securities Law, Mergers and Acquisitions, Corporate Law, Tax Law, International Law and Franchise Law. He is the CEO of a licensed brokerage firm in Westport, Connecticut where he maintains a Series 7, 24, 27 and 63 licenses. He is a former President and Chairman of the Board of Directors of a multinational publicly-traded company with operations in Hong Kong and the Netherlands. He previously worked for the tax departments for Peat Marwick Mitchell & Co. (now KPMG Peat Marwick LLP) and Arthur Anderson & Co. He has served as Compliance Director for CIGNA Securities, a division of CIGNA Insurance. He has lectured and taught at various Universities throughout the United States in the areas of Industrial and financial Accounting, taxation, business law, and investments. Attorney Gruenbaum graduated with a B.S. degree from Brooklyn College - C.U.N.Y. Brooklyn, New York; has a M.S. degree in Accounting from Northeastern University Graduate School of Professional Accounting, Boston, Massachusetts; has a J.D. degree from Western New England College School of Law, Springfield, Massachusetts; and an LL.M. in Tax Law from the University of Miami School of Law, Coral Gables, Florida.

DR. KENNETH B. FARRIS – DIRECTOR

Dr. Farris was appointed a director of our Company on January 8, 2004. Dr. Farris, a resident of New Orleans, Louisiana is a graduate of Tulane University’s School of Medicine where he received his MD and MPH degrees in1975. He is a graduate of Carnegie-Mellon University where he received his BS degree in 1971. Dr. Farris is board certified in Pathology. He has been teaching at Tulane University School of Medicine since 1975 where he has received numerous awards for outstanding teaching. Since 1991 he has held the position of Clinical Associate Professor, Department of Pathology and Clinical Associate Professor Department of Pediatrics. In addition, Dr Ferris holds the position of Director of Pathology at West Jefferson Medical Center in Marrero, Louisiana, and Medical Director, Laboratory at Pendleton Memorial Methodist Hospital. Dr. Farris is a member of various medical societies and has published extensively. Among his many accomplishments in his field, as of 1982 he holds the position of Laboratory Accreditation Program Inspector for the College of American Pathologists. He is a founding member and past President of the Greater New Orleans Pathology Society. He is currently a Delegate to the House of Delegates to the American Medical Association. He has held various positions including past President, Speaker to the House of Delegates, member of the Board of Governors and a current Delegate to the House of Delegates to the Louisiana State Medical Society. He has held the position of President, Vice President, Secretary and Treasurer for the Tulane Medical Alumni Association. He is a former Drug Control Crew Chief to the United States Olympic Committee.

Our bylaws currently provide for a board of directors comprised of such number as is determined by the Board.

On June, 17, 2004 Mr. Craig A. Pietruszewski, who had served as our CFO from April 20, 2004 resigned and Mr. Gruenbaum assumed the CFO position.

FAMILY RELATIONSHIPS

None.

BOARD COMMITTEES

We currently have no compensation committee, audit committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in all discussions concerning the company.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in legal proceedings that would be material to an evaluation of our management.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more then 10 percent of our Common Stock, to file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for such reports have been established by the Commission and we are required to disclose any failure to file reports. Except as otherwise set forth herein, based solely on review of the copies of such forms furnished to us, or written representations that no reports were required, we believe that to date all required forms have been filed, and that there was no failure to comply with Section 16(a) filing requirements applicable to our officers, directors and ten percent stockholders.

CODE OF ETHICS

Because we are an early stage company with limited resources, we have not yet adopted a "code of ethics", as defined by the SEC, that applies to the Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and persons performing similar functions. We are in the process of drafting and adopting a Code of Ethics.

EXECUTIVE COMPENSATION

The following table provides summary information for the years 2003, 2004 and 2005 concerning cash and noncash compensation paid or accrued by us to or on behalf of the president and the only other employee(s) to receive compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name/ Position	Year	Salary	Bonus	Stock		Other	Total
Trent Sommerville	2005	$177,544	$0		$690,000	$0	$867,544
Chairman and CEO	2004	$164,976	$0		$0	$0	$164,976
	2003	$0	$0		$0	$0	$0
Jerry Gruenbaum	2005	$20,000	$0	$		$0	$20,000
Secretary, General Counsel	2004	$109,500	$0		$25,000	$0	$134,500
	2003	$0	$0		$0	$0	$0
Roland Fink	2005	$30,000	$0		$0	$0	$30,000
Chief Financial Officer

COMPENSATION AGREEMENTS

The Company has no employment agreement with employees and officers of the company as of this date.

No other annual compensation, including a bonus or other form of compensation; and no long-term compensation, including restricted stock awards, securities underlying options, LTIP payouts, or other form of compensation, were paid to these individuals during this period.

BOARD COMPENSATION

Members of our Board of Directors do not receive cash compensation for their services as Directors, although some Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings. All corporate actions are conducted by unanimous written consent of the Board of Directors.

STOCK OPTION PLAN

The Company has no Stock Option Plan as of this date.

WARRANTS

The Company has no Warrants outstanding as of this date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000 except as set forth below.

Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. We have not and do not intend in the future to formulate a policy for the resolution of such conflicts.

In Springboro, Ohio we lease approximately 39,000 square feet on a month to month lease for $8,500 per month from a major shareholder of our company. The facilities include 34,000 square feet which is used for manufacturing and 5,000 square feet for office space. The space is used by Mound.

In Columbus, Ohio we lease approximately 70,000 square feet on a five (5) year term from January 1, 2002 through December 31, 2007 for $20,000 per month from Par Investments, a company related to the president of Evans. The facilities include approximately 67,000 square feet for manufacturing and 3,000 square feet for offices. The space is used by Evans.

In Ramsey, Minnesota we lease approximately 3,000 square feet on a month to month lease for $7,000 per month from Brad Fritch, the President of Monarch. The facilities include approximately 1,800 square feet of office space and 1,200 square feet for storage. The space is used by Monarch.

In St. Louis Park, Minnesota we lease approximately 6,975 square feet on a 63 month lease beginning January 1, 2005. The facilities are used as offices for our Karkela employees. The lessor is Larry Karkela, the President of the Karkela subsidiary. The lease required an initial security deposit of $5,356. We pay our proportionate share of utilities and real estate tax based upon our percentage of occupancy which is 60.1%. The lease requires payments of:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of October 12, 2005, information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially 5% or more of such stock, (ii) each Director of the Company who owns any Common Stock, and (iii) all Directors and Officers as a group, together with their percentage of beneficial holdings of the outstanding shares.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS (1):

Title of Class	Name	Shares		Percent
Common Stock	The Good One Inc.	1,700,000	(2)	7.51%

	Lavonne Adams	1,155,000		5.11%

	John Zavoral	1,000,000		4.42%

	First Union Venture Group, LLC	1,500,000	(3)	6.63%

SECURITY OWNERSHIP OF MANAGEMENT:

Title of Class	Name	Shares		Percent

Common Stock	Trent Sommerville	4,500,100		19.89%

	Jerry Gruenbaum	1,000,000	(4)	4.42%

	Roland Fink	0		0.00%

	Kenneth B. Farris	50,000		0.22%

	Thomas Miller	1,200,000		5.31%

All Directors and Executive Officers as a group (4 persons)		6,750,100		29.84%

(1)

These tables are based upon 22,623,442 shares outstanding as of October 12, 2005 and information derived from our stock records. Unless otherwise indicated in the footnotes to these tables and subject to community property laws where applicable, we believes unless otherwise noted that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days as of October 12, 2005. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on October 12, 2005 any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of October 12, 2005, we had 22,623,442 shares of common stock outstanding.

(2)	The Good One, Inc. owns 1,500,000 directly and 200,000 indirectly through its sole shareholder June Stevens.

(3)

First Union Venture Group, LLC is owned one half by Atty. Jerry Gruenbaum, Secretary, General Counsel and Director of the Company and one half by another individual who is not related to Atty. Gruenbaum or under his control. In addition Jerry Gruenbaum owns 500,000 shares in his own name.

(4)	Atty. Jerry Gruenbaum holds 500,000 shares as a result of a 50% interest in First Union Venture Group, LLC. and 500,000 directly in his own name.

CHANGES IN CONTROL

None

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.001. As of October 12, 2005, there were 22,623,442 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

TRANSFER AGENT

Our transfer agent is Securities Transfer Corporation. Their address is 2591 Dallas Parkway, Suite 102 Frisco, Texas 75034 and their telephone number is (469) 633-0101.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Company’s Articles of Incorporation and its Bylaws, the Company may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Maryland.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Maryland law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

*	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

*	an exchange distribution in accordance with the rules of the applicable exchange;

*	privately-negotiated transactions;

*	short sales that are not violations of the laws and regulations of any state or the United States;

*	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

*	through the writing of options on the shares

*	a combination of any such methods of sale; and

*	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to b unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Shares Beneficially Owned		Total	Shares Beneficially Owned
	Prior to the Offering (1)		Shares	After the Offering (2)
Name	Number	Percent	Registered	Number	Percent
Bradley G. Fritch (3)	667,000	02.95%	667,000	-	-
Larry W. Karkela (4)	500,000	02.21%	500,000	-	-
Ron Evans (5)	600,000	02.65%	667,000	-	-

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the options and common stock purchase warrants will be issued.

(3) Shares acquired in accordance with Acquisition Agreement between Monarch Homes, Inc. (“Monarch”) and Heartland to acquire Monarch dated December 30, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2005.

(4) Shares acquired in accordance with Acquisition Agreement between Karkela Construction, Inc. (“Karkela”) and Heartland to acquire Karkela dated December 31, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2005.

(5) Shares acquired in accordance with Acquisition Agreement between Evans Columbus, LLS (“Evans”) and Heartland to acquire Evans dated December 30, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2005.

LEGAL MATTERS

SEC Attorneys, LLC, Westport, Connecticut will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Meyler & Company, LLC, have audited, as set forth in their report thereon appearing elsewhere herein, Heartland, Inc.’s (formerly International Wireless, Inc.) financial statements at December 31, 2004 and 2003, and for the period then ended that appear in the prospectus.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Heartland, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

FINANCIAL STATEMENTS

CONTENTS

Report of Independent Registered Public Accounting Firm	Page F 1

Consolidated Balance Sheets	F 2

Consolidated Statements of Operations	F 4

Consolidated Statements of Cash Flows	F 5

Consolidated Statements of Stockholders’ Equity (Deficit)	F 6

Notes to Consolidated Financial Statements	F 8

MEYLER & COMPANY, LLC

CERTIFIED PUBLIC ACCOUNTANTS

ONE ARIN PARK

1715 HIGHWAY 35

MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Heartland, Inc.

Plymouth, MN

We have audited the accompanying consolidated balance sheets of Heartland, Inc. and subsidiaries (formerly International Wireless, Inc.) as of December 31, 2004 and 2003 (restated) and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 (restated), and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has negative working capital of $3,257,092, an accumulated deficit of $6,008,555, and there are existing uncertain conditions which the Company faces relative to its obtaining capital in the equity markets. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

See also Note O as to contingent liability and Note S as to Restatements of Financial Statements from amounts previously reported.

/s/ Meyler & Company, LLC

Middletown, NJ

March 20, 2005

(Except for Note O and S

As to which the date is

July 15, 2005.)

F 1

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004	2003
	(Unaudited)	(Restated)	(Restated)
CURRENT ASSETS
Cash	$ 650,357	$578,354	$4,923
Accounts receivable, net of allowance for doubtful accounts of $457,746, $684,829 and $550,336, respectively	3,830,334	3,450,970	1,123,202
Costs in excess of billings on uncompleted contracts	508,148	187,621
Inventory	6,363,223	4,932,629	619,192
Prepaid expenses and other	130,511	117,255
Total Current Assets	11,482,573	9,266,829	1,747,317
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $777,352, $723,761 and $510,218, respectively	1,788,029	1,876,685	982,502

OTHER ASSETS
Advances to related party	251,122	281,122
Goodwill	1,748,637	1,748,637
Security Deposits	64,763	13,787	1,000
	2,064,522	2,043,546	1,000
Total Assets	$ 15,335,124	$13,187,060	$2,730,819

See accompanying notes to financial statements.

F 2

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED BALANCE SHEETS (CONTINUED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

	June 30,	December 31,
	2005	2004	2003
	(Unaudited)	(Restated)	(Restated)
CURRENT LIABILITIES
Bank lines of credit	$910,988	$810,989
Notes payable – land purchases	2,616,681	1,965,698
Short-term loans from individual	100,000
Convertible promissory notes payable	1,680,700	1,026,550
Current portion of notes payable	44,175	45,133	$29,450
Current portion of capitalized lease obligations	115,423	115,423
Accounts payable	3,629,262	2,864,312	1,886,923
Acquisition notes payable to related parties	3,250,000	3,300,000
Obligations to related parties	542,117	670,907	543,480
Accrued payroll taxes	630,413	693,630	598,458
Accrued expenses	1,095,809	484,955	298,373
Billings in excess of costs on uncompleted contracts	225,483	153,379	156,507
Customer deposits	96,700	21,068
Deferred income taxes	371,877	371,877
Total Current Liabilities	15,309,628	12,523,921	3,513,191

LONG-TERM OBLIGATIONS
Notes payable, less current portion	519,777	541,313	495,636
Capitalized lease obligations, less current portion	212,100	269,100
Notes payable to an individual	150,000	150,000
Deferred income taxes	36,126	36,126
Total Long Term Liabilities	918,003	996,539	495,636

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value 5,000,000 shares authorized; none issued and outstanding
Common stock, $0.001 par value 100,000,000 shares authorized; issued and outstanding 18,244,801 and 13,077,758 shares at December 31, 2004 and 2003, respectively	20,976	18, 244	13,077
Additional paid-in capital	7,089,514	5,656,911	4,313,801
Accumulated deficit	(8,002,997)	(6,008,555)	(5,604,886)
Total Stockholders’ Equity (Deficit)	(892,507)	(333,400)	(1,278,008)
Total Liabilities and Stockholders’ Equity (Deficit)	$15,335,124	$13,187,060	$2,730,819

See accompanying notes to financial statements.

F 3

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	a	2003
	(Unaudited)	(Unaudited )		(Restated)	(Restated)
REVENUE - SALES $	$ 17,639,141	$27,401,902		$50,007,763	$4,428,836

COSTS AND EXPENSES
Cost of goods sold	15,317,090	24,757,446		44,969,599	4,055,404
Selling, general and administrative expenses	2,826,965	1,657,020		4,007,550	1,281,975
Stock based compensation	1,175,335	6,188		63,787
Depreciation and amortization	112,015	121,109		239,532	64,400
Total Costs and Expenses	19,431,405	26,541,763		49,280,468	5,401,779

NET OPERATING INCOME (LOSS)	(1,792,264)	860,139		727,295	(972,943)

OTHER INCOME (EXPENSE)
Rental income	78,102	97,781		197,806
Other income	5,988	439		11,371	4,480
Loss on disposal of equipment		(2,489)		(17,475)	(39,237)
Interest expense	(283,283)	(70,678)		(165,718)	(351,801)
Realized loss on sale of marketable securities					(150,949)
Total Other Income (Expense)	(199,193)	25,053		25,984	(537,507)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,991,457)	885,192		753,279	(1,510,450)
DISCONTINUED OPERATIONS
Loss from operations of discontinued subsidiary					(457,853)
Loss on disposal of operating assets					(663,000)

Total Discontinued Operations - Loss					(1,120,853)
INCOME (LOSS) BEFORE TAXES	(1,991,457)	885,192		753,279	(2,631,303)
DEFERRED FEDERAL AND STATE INCOME TAXES	1,225	145,798		412,410

INCOME (LOSS) PRIOR TO ADJUSTMENT FOR PREACQUISITION EARNINGS	(1,992,682)	739,394		340,869	(2,631,303)
ELIMINATION OF PREACQUISITION EARNINGS		(431,574)		(744,538)	2,631,303
NET INCOME (LOSS)	(1,992,682)	$307,820		$(403,669)

NET INCOME (LOSS) PER COMMON SHARE
Basic	(.10)	$.02		$(.03)
Fully diluted	(.10)	$.02		$(.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	19,998,334	13,505,322		13,744,692
Fully diluted	21,679,034	13,505,322		15,101,692

See accompanying notes to financial statements.

F 4

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended June 30,		For the Year Ended December 31
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,992,682)	$307,820	$(403,669)	$(2,631,304)
Adjustments to reconcile net loss to cash flows used in operating activities:
Stock based compensation	1,175,335	6,188	63,787
Loss on disposal of equipment		2,489	2,489
Sale of building				625,000
Discontinued operating assets				663,000
Depreciation and amortization	112,015	30,667	58,336	64,600
(Increase) decreases in accounts Receivable - net	(379,364)	178,456	(243,757)	943,771
(Increase) in costs in excess of billings on uncompleted contracts	(320,527)	(182,614)	(113,724)	17,611
(Increase) decrease in inventory	(1,430,594)		109,895	(255,956)
(Increase) in prepaids and other	(13,256)		(6,990)	76,310
(Increase) in other assets	(51,776)
Increase (decrease) in accounts payable	764,950	(233,204)	(453,644)	(262,414)
Increase (decrease) in accrued payroll taxes	(63,217)	(71,251)	95,172	451,565
Increase (decrease) in accrued expenses	610,854	(19,993)	63,971	150,605
Increase (decrease) in billings in excess of costs on uncompleted contracts	72,104	(156,507)	(147,565)
Notes payable to vendors				175,000
Increase in deferred income taxes			36,126
Increase in customer deposits	75,632
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,440,526)	(137,949)	(939,573)	17,788

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for property and equipment	(22,559)	(3,000)
Cash paid for acquisition of subsidiaries			(205,000)
Purchase of marketable securities				(3,020)
Repayment of advances to related parties	30,000
Proceeds on disposition of property and equipment			7,450
Cash paid for security deposits			(10,520)
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	7,441	(3,000)	(208,070)	(3,020)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received in acquisition of subsidiaries			458,433	2,385
Proceeds from issuance of promissory Convertible notes payable	714,150		1,026,550
Borrowing for land purchases	650,983
Payments on notes payable	(22,494)	(34,359)	(46,241)	(4,142,291)
Payments on obligations to related parties	(201,790)		(62,668)	441,292
Proceeds from issuance of common stock	200,000	197,500	345,000	3,686,600
Proceeds from bank line of credit	99,999
Borrowing on notes payable		19,118
Proceeds from advance to related party	73,000
Short-term loan from individual	100,000
Payments on acquisition notes payable	(50,000)
Payments on capital lease	(57,000)
Payments of dividends	(1,760)
NET CASH FLOWS PROVIDED BY
(USED IN) FINANCING ACTIVITIES	1,505,088	182,259	1,721,074	(12,014)

INCREASE IN CASH	72,003	41,310	573,431	2,754
CASH, BEGINNING OF PERIOD	578,354	4,923	4,923	2,169
CASH, END OF PERIOD	$650,357	$46,233	$578,354	$4,923

See accompanying notes to financial statements.

F 5

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

	Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Restated)	(Restated)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ 111,942	$ 70,678	$164,347	$351,801
Taxes paid			40,533
NON-CASH INVESTING AND FINANCING ACTIVITIES
Land acquired by:
Assuming loan payable			150,000
Issuance of common stock			94,000
Transportation equipment acquired with notes payable			61,094
Issuance of common stock in payment of obligation to related party			15,000
Issuance of common stock for conversion of promissory notes	60,000
Issuance of common stock as stock based compensation	1,175,335	6,188	63,787
Assets acquired and liabilities assumed in acquisition of subsidiaries:
Cash acquired			458,433
Accounts receivable			2,084,011
Costs in excess of billings on uncompleted contracts			73,897
Inventory			4,423,332
Prepaids and other			110,265
Property, plant and equipment			452,364
Advance to related party			281,122
Goodwill			1,748,637
Security deposits			2,267
Line of credit			(810,989)
Notes payable			(2,012,205)
Obligation under capital lease			(384,523)
Accounts payable			(1,431,033)
Acquisition notes payable			(3,300,000)
Obligations to related parties			(205,095)
Accrued expenses			(122,611)
Billings in excess of costs on uncompleted contracts			(144,437)
Customer deposits			(21,068)
Deferred income taxes			(371,877)
Issuance of common stock			(830,490)
Miller Investments acquisition:
Fair market value of land and buildings acquired				$1,461,000
Cash				2,385
Mortgages				(1,114,145)

See accompanying notes to financial statements.

F 6

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)

	Six Months Ended June 30,		For the Year Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Restated)	(Restated)

NON-CASH INVESTING AND FINANCING ACTIVITIES (CONTINUED)

Equity				(349,240)
Adimo Manufacturing Company Acquisition:
Fair market value of assets acquired
Equipment				783,374
Inventory				199,196
Accounts receivable				64,907
Debt assumed
Bank loans				(897,477)
Vendor notes payable				(150,000)

See accompanying notes to financial statements.

F 7

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Capital Stock		Paid - In	Accumulated
	Shares	Capital	Capital	Deficit	Total

Balance December 31, 2002	23,249,442	$209,245	$8,612,489	$(9,098,330)	$(276,596)
Issuance of stock in private placement at $0.10 per share	1,166,250	10,497	106,128		116,625
Issuance of stock for the exercise of non-qualified stock options at $0.01 per share	70,000	630	6,370		7,000
Issuance of stock to consultants for services provided at $0.15 per share	220,080	1,981	32,574		34,555
Issuance of stock for loan conversion at $0.10 per share	500,000	4,500	45,500		50,000
Issuance of stock for adjustments in private placement	268,000	2,411	(2,411)
Issuance of stock for loan conversion at $0.10 per share	1,000,000	9,000	91,000		100,000
Issuance of stock in private placement at $0.10 per share	25,000	225	2,275		2,500
Issuance of stock to investment banker as fee to finalize company affairs	30,000,000	270,000	(270,000)
Net loss for the year ended December 31, 2003-pre-merger				(809,596)	(809,596)
Subtotal	56,498,772	508,489	8,623,925	(9,907,926)	(775,512)

Reverse Merger:
Reverse 30 to 1 stock split, par value increases to $0.28 per share	54,615,480
Adjustment of par value to $0.001 to recapitalize company		(506,606)	506,606
Subtotal	1,883,292	1,883	9,130,531	(9,907,926)	(775,512)

See accompanying notes to financial statements.

F 8

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)(CONTINUED)

	Capital Stock		Additional Paid-In	Retained
	Shares	Capital	Capital	Earnings	Total
Balance carried forward	1,883,292	$1,883	$9,130,531	$(9,907,926)	$ (775,512)
Issuance of common stock to PMI Wireless, Inc.	9,938,466	9,938	61,062		71,000
Issuance of common stock to acquire Mound Technologies, Inc.	1,256,000	1,256	(1,256)
Recapitalization of accumulated deficit in Reverse Merger			(9,907,926)	9,907,926
Mound Technologies	1,000	1	5,031,389	(2,973,583)	2,057,807
Elimination of Mound capital stock	(1,000)	(1)	1
Net loss for the year ended December 31, 2003				(2,631,303)	(2,631,303)
Balance, December 31, 2003	13,077,758	13,077	4,313,801	(5,604,886)	(1,278,008)
Correction of shares issued in reverse merger	703,082	703	(703)
Shares issued for services rendered at $0.05 per share	1,105,730	1,106	54,181		55,287
Shares issued in connection with law suit settlement	170,000	170	8,330		8,500
Shares issued for cash at a price ranging from $0.16 to $1.00	1,204,396	1,204	343,796		345,000
Shares issued to acquire property at $0.47 per share	200,000	200	93,800		94,000
Shares issued to settle loan @ $0.89 per share	16,835	17	14,983		15,000
Issuance of common stock in connection with acquisitions at $0.47 per share	1,767,000	1,767	828,723		830,490
Net loss for the year ended December 31, 2004				(403,669)	(403,669)
Balance December 31, 2004	18,244,801	18,244	5,656,911	(6,008,555)	(333,400)
Issuance of common stock	2,731,270	2,732	1,432,603		1,435,335
Net loss for the six months ended June 30, 2005 (unaudited)				(1,992,682)	(1,992,682)
Payment of dividends				(1,760)	(1,760)
Balance June 30, 2005 (unaudited)	$20,976,071	$20,976	$7,089,514	$(8,002,997)	$ (892,507)

See accompanying notes to financial statements

F 9

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004 (Restated)

(Unaudited June 30, 2005)

NOTE A - PRINCIPLES OF CONSOLIDATION AND NATURE OF BUSINESS

The consolidated financial statements include the accounts of Heartland, Inc. (formerly International Wireless, Inc.) (“Heartland”) and its wholly owned subsidiaries, Mound Technologies, Inc. (“Mound”) a steel fabricator acquired in December 2003, Evans Columbus, LLC (“Evans”) a steel drum manufacturer, Monarch Homes, Inc. (“Monarch”) a residential home builder and Karkela Construction, Inc. (“Karkela”) a commercial construction contractor, all of which were acquired in December 2004. Heartland was previously involved with the development of wireless technology and acquisition of companies developing wireless technology for cell phones. The company, after finding it difficult to obtain capital for its development efforts, ceased operations in 2003. The 2004 financial statements have been prepared as though the acquisitions occurred as of the beginning of the year. The 2003 financial statements have been restated to reflect the acquisition in December 2003 as though it occurred as of the beginning of the year.

Merger and Reverse Merger

On December 1, 2003, PMI Wireless, Inc., a private company, in a change of control, acquired 9,938,466 shares of International Wireless, Inc. common stock for $71,000 cash and the assumption of the Company’s liabilities, thereby obtaining control of the company. Simultaneously, the Company authorized a 30 for 1 reverse split. Subsequent to this split, PMI Wireless, Inc. controlled 84% of the outstanding common stock of the Company.

On December 15, 2004, the Company reverse merged with Mound through the issuance of 1,256,000 shares of its common stock in exchange for all of the issued and outstanding shares of Mound. Prior to the merger, International Wireless, Inc. was a non-operating shell corporation. Pursuant to Securities and Exchange Commission rules, the merger of a private operating company (Mound) into a non-operating public shell corporation with nominal net assets (International Wireless, Inc.) is considered a capital transaction. Accordingly, for accounting purposes, the merger has been treated as a reverse merger of Mound with the Company and a recapitalization of the Company.

Going Concern Uncertainty and Management’s Plans

As reflected in the accompanying financial statements, the Company has current liabilities of $3,257,092 in excess of current assets resulting in negative working capital and an accumulated deficit of $6,008,555. Management is presently seeking to raise permanent equity capital in the capital markets or some form of long-term debt instrument to eliminate the negative working capital. Additionally, the Company is seeking to acquire additional profitable companies. Failure to raise equity capital or secure some other form of long-term debt arrangement will cause the Company to further increase its negative working capital deficit. However, there are no assurances, that the Company will succeed in the obtaining of equity financing or some form of long-term debt instrument.

F 10

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The company considers all highly-liquid investments, with a maturity of three months or less when purchased, to be cash equivalents.

Net Loss Per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods.

Business Combinations and Goodwill

In July 2001, the Financial Accounting Standards Board (“FSAB”) issued SFAS NO. 141, “Business Combinations”. SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method.

In July 2001, the FASB issued SFAS NO. 142, “Goodwill and Other Intangible Assets”, which the company adopted during 2003. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 changes the accounting for long-lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and by establishing a primary-asset approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for long-lived assets to be held and used. SFAS No. 144 changes the accounting for long-lived assets to be disposed of other than by sale by requiring that the depreciable life of a long-lived asset to be abandoned be revised to reflect a shortened useful life and by requiring the impairment loss to be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. SFAS No 144 changes the accounting for long-lived assets to be disposed of by sale by requiring that discontinued operations no longer be recognized in a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished operationally and for financial reporting purposes from the rest of the entity.

F 11

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment and Depreciation

Property, plant and equipment is stated at cost and is depreciated using the straight line method over the estimated useful lives of the respective assets. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that extend the useful life of the assets are capitalized. When property, plant and equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recognized in operations.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires employee compensation expense to be recorded (1) using the fair value method or (2) using the intrinsic value method as prescribed by accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB25”) and related interpretations with pro forma disclosure of what net income and earnings per share would have been if the Company adopted the fair value method. The Company accounts for employee stock based compensation in accordance with the provisions of APB 25. For non-employee options and warrants, the company uses the fair value method as prescribed in SFAS 123.

Allowance for Doubtful Accounts

It is the company’s policy to provide an allowance for doubtful accounts when it believes there is a potential for non-collectibility.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out (FIFO) method.

Revenue Recognition

The Company recognizes revenue when the product is manufactured and shipped. Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of total cost incurred to date to estimated total cost for each contract. This method is used because management considers expended total cost to be the best available measure of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method.

Contracts to manage, supervise, or coordinate the construction activity of others are recognized only to the extent of the fee revenue. The revenue earned in a period is based on the ratio of total cost incurred to the total estimated total cost required by the contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job

F 12

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued)

conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

The asset, “Costs in excess of billings on uncompleted contracts,” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs on uncompleted contracts,” represents billings in excess of revenues recognized.

NOTE C - ACQUISITIONS

On December 27, 2004, the Company acquired 100% of Monarch Homes Inc. (“Monarch”). The acquisition price consisted of 1) $100,000 in cash, 2) a promissory note of $1,900,000 payable on or before February 15, 2005 which, if not paid by that date will include interest at 8% to payment date, and 3) 667,000 restricted shares of the Company’s common stock. Should the common stock of the Company not be trading at a minimum of $5 per share as of December 27, 2005, the Company must compensate the seller for the difference in additional shares of common stock.

On December 30, 2004, the Company acquired 100% of Evans Columbus, LLC (“Evans”). The acquisition price consisted of 1) $5,000 in cash, and 2) 600,000 restricted shares of the Company’s common stock. Should the common stock not be trading at a minimum of $5 per share as of December 30, 2005, the Company must compensate the seller for the difference in additional shares of common stock.

On December 31, 2004, the Company acquired 100% of Karkela Construction, Inc. (“Karkela”). The acquisition price consisted of 1) $100,000 in cash, 2) a promissory note payable of $50,000 due on or before January 31, 2005, 3) a promissory note of $1,350,000 payable on or before March 31, 2005 which if not paid by that date, will include interest from December 31, 2004 at 8% to payment date, and 4) 500,000 restricted shares of the Company’s common stock. Should the common stock of the Company not be trading at a minimum of $4 per share as of December 31, 2005, the company must compensate the seller for the difference in additional shares of common stock.

F 13

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE C - ACQUISITIONS (CONTINUED)

The allocation of the purchase price for these acquisitions was as follows:

	Monarch	Evans	Karkela

Cash payment	$100,000	$5,000	$100,000
Promissory notes	$1,900,000		$1,400,000
Common stock shares	667,000	600,000	500,000
Value per share	$0.47	$0.47	$0.47
Total Common Stock	313,490	282,000	235,000
Total Purchase Price	$2,313,490	$287,000	$1,735,000

Fair value of net assets acquired:

Cash	$150,996	$114,016	$193,421
Loan receivable	202,965	78,157
Accounts receivable		637,060	1,446,951
Costs in excess of billings			73,897
Inventory	3,843,570	579,762
Property, plant and equipment	160,834	460,586	35,944
Other assets		39,446	73,086
Liabilities assumed	(2,556,762)	(1,622,027)	(1,325,049)
Goodwill	511,887		1,236,750
	$2,313,490	$287,000	$1,735,000

NOTE D - INVENTORY

Inventories consist of the following:	June 30,	December 31,
	2005	2004	2003
	(Unaudited)
Raw material	$1,298,596	$959,692	$505,652
Work in process - manufacturing	123,646	125,658	113,540
Work in process - home construction	1,755,320	1,108,892
Land held for development	3,185,661	2,734,677
Finished goods		3,710
	$6,363,223	$4,932,629	$619,192

F 14

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE E - PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following at December 31,

	June 30,	December 31,		Years of Average
	2005	2004	2003	Useful Life
	(Unaudited)
Land	$317,400	$317,400	$73,400
Leasehold improvements	44,724	44,724	33,134	5
Buildings	762,600	762,600	762,600	30
Furniture and fixtures	202,908	194,074	120,388	10
Machinery and equipment	964,312	950,587	397,580	10-15
Automotive equipment	331,061	331,061	105,618	7
	2,623,005	2,600,446	1,492,720
Less: accumulated depreciation	834,976	723,761	510,218
	$1,788,029	$1,876,685	$982,502

NOTE F – BANK LINES OF CREDIT

A Company subsidiary has a $2,000,000 revolving line of credit with a bank through July 2005 of which $1,189,011 is available at December 31, 2004. The line bears interest at 1.85% plus the London InterBank Offered Rate (“LIBOR”). At December 31, 2004, the LIBOR was 3.10%. The line is limited to 80% of eligible accounts receivable plus 50% of eligible inventory. The line is collateralized by substantially all of the subsidiary’s assets and a $1,500,000 life insurance policy on the life of a stockholder. At June 30, 2005 and December 31, 2004, the Company had an outstanding balance due of $910,988 and $810,989 on this line, respectively.

NOTE G - NOTES PAYABLE - LAND PURCHASES

The Monarch Homes, Inc. subsidiary acquires improved building lots for future home construction. The purchases are financed through a financial institution - Contractors Capital Corporation. At December 31, 2004, the Company’s outstanding indebtedness aggregated $1,965,698. The loans are secured by the land. See Note D - Inventory - land held for development. The notes bear interest at a rate of 2.5% to 3.0% and are repayable at the time the constructed homes are sold.

NOTE H - CONVERTIBLE PROMISSORY NOTE PAYABLE

The Company, between August and December 31, 2004, issued $1,026,550 in convertible promissory notes to various individuals and organizations. The notes are unsecured, due within 1 year from date of issue, and bear interest at the rate of 10%. The notes can be converted into common stock of the Company. Of the $1,026,550 outstanding, $695,550 are convertible at $1.00 per share and $331,000 are convertible at $.50 per share.

F 15

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited March 31, 2005)

NOTE I - NOTES PAYABLE

Notes payable consist of the following:	June 30,	December 31
	2005	2004	2003
	(Unaudited)
Note payable to bank due December 2009, payable in 59 monthly principal installments of $775 plus interest at prime (5.25% at December 31, 2004). The note is collateralized by substantially all of the subsidiary’s assets and a $1,500,000 life insurance policy on a Company stockholder.	$41,857	$46,507

Notes payable to banks due February 2010 and March 2010, payable in 72 monthly installments of $734 and $284 including interest at 6.18% and 6.27%, respectively. The notes are collateralized by transportation equipment.	50,168	54,645

Mortgage notes payable to a bank due March 2017 and May 2017, payable in 180 monthly installments of $2,260 and $2,739 including interest at 7.50% and 7.25%, respectively. The notes are collateralized by buildings.	471,927	485,294	$508,700

Note payable to a bank due April 2006, payable in 60 monthly installments of $512 bearing no interest. The note was collateralized by transportation equipment and was paid-in-full in 2004.			16,386
	563,952	586,446	525,086
Less: current portion	44,175	45,133	29,450

Long-term portion	$519,777	$541,313	$495,636

Minimum future principal payments on notes over the next five years and in the aggregate are as follows:

Year	Amount

2005	$45,133
2006	46,084
2007	47,765
2008	52,643
2009	54,738
Thereafter	340,083

Total	$586,446

F 16

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE J - NOTE PAYABLE TO AN INDIVIDUAL

In June 2004, an individual contributed four parcels of land to the Company in exchange for 200,000 shares of the Company’s common stock and the assumption of a note in the amount of $150,000. The note is non-interest bearing and has no specific repayment date.

NOTE K - CAPITAL LEASE OBLIGATION

A subsidiary of the Company entered into a sale/leaseback arrangement with a bank in November 2004 for all of its property and equipment. The arrangement was for 36 monthly payments of $11,141 each including interest at an effective rate of 5.5% with a final payment of $40,500 due November 2007.

	June 30,	December 31
	2005	2004
	(Unaudited)

Total minimum lease payments	$352,448	$419,294
Less: amount representing interest	24,925	34,771
Net minimum lease payments	327,523	384,523
Less: current maturities	115,423	115,423

Long-term portion	$212,100	$269,100

Minimum future lease payments as of December 31, 2004 were as follows:

Year	Amount

2005	$133,692
2006	133,692
2007	151,910

Total	$419,294

NOTE L - RELATED PARTY TRANSACTIONS

Advances to Related Party

Evans Columbus, LLC, acquired by the Company in December 2004, advanced the former owner a net amount of $78,157 to cover operating costs of the manufacturing facility owned by the former stockholders and currently leased to Evans Columbus, LLC.

Monarch Homes, Inc. acquired by the Company, in December 2004 has made a loan to a joint venture partnership in the amount of $202,965 in which Monarch’s former owner has a one third interest. The joint venture was created to construct a restaurant.

F 17

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

Obligations to Related Parties

In connection with the acquisition of Mound Technologies, Inc. in December 2003, the Company assumed a loan of $470,907 payable to the former stockholder who currently is a significant stockholder of the Company.

In connection with the acquisition of Karkela Construction, Inc., the former principal stockholder of Karkela declared a $200,000 dividend prior to the effective date of the acquisition, payable in January 2005.

NOTE M - STOCKHOLDERS’ EQUITY (DEFICIT)

PRE-STOCK SPLIT AND REVERSE MERGER

(See Consolidated Statement of Stockholders’ Equity)

During the three months ended March 31, 2003 the Company issued 220,080 shares of the Company’s common stock to a consultant for services provided at a price of $0.15 per share. Stock based compensation expense of $34,555 was recorded in connection with this issuance.

During the three months ended March 31, 2003 the Company issued 500,000 shares of common stock as payment of a loan payable to a related party. The shares were valued at $0.01 per share and the outstanding loan was reduced by $50,000.

During the three months ended March 31, 2003, 70,000 shares were issued in connection with the exercise of 70,000 non-qualified stock options at an exercise price of $0.01 per share. Total proceeds were $7,000.

During the three months ended March 31, 2003, the Company received proceeds of $219,125 from the sale of 2,191,250 shares of its common stock under a private placement at $0.10 per share.

During the nine months ended September 30, 2003, the Company issued 268,000 shares to private placement holders had who had subscribed to the private placement at higher prices. The effect of this additional issuance was to reduce these holder’s purchase price basis to $0.10 per share.

In August 2003, the Board of Directors authorized an increase of the Company’s authorized shares from 50,000,000 to a maximum authorized of 100,000,000 shares and cancelled all outstanding options, warrants and private placement offerings. The shareholders ratified the increase at an August 29, 2003 shareholders’ meeting.

In August 2003, the Board of Directors issued 30,000,000 shares to First Union Venture Group, LLC as consideration for their performance of duties related to finalizing the Company’s affairs.

Reverse Merger

On December 1, 2003, the Company in a change of control with PMF Wireless, Inc., effected a 30 for 1 reverse split, readjusted the par value of its common stock and simultaneously changed its name to International Wireless, Inc. See Note A to the Financial Statements - Reverse Merger. In connection with

F 18

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE M - STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

PRE-STOCK SPLIT AND REVERSE MERGER (CONTINUED)

(See Consolidated Statement of Stockholders’ Equity)

Reverse Merger (Continued)

the change in control, 9,938,466 shares of the Company’s common stock were issued for $71,000 in cash and the assumption of liabilities.

On December 10, 2003, the Company issued $1,256,000 shares of its common stock, at a value of $0.01 per share, in a reverse merger, to acquire Mound Technologies, Inc.

During the year 2004, the Company realized that the number of shares issued in connection with the reverse merger had to be adjusted. Accordingly, in 2004, 703,082 shares were issued to adjust the issuance of the reverse merger shares.

During the year 2004, the Company issued 1,105,730 shares of its common stock to individuals for services rendered. The shares were valued at $0.05 per share. Accordingly, stock based compensation in the amount of $55,287 was recorded.

The Company settled an outstanding law suit by issuing 170,000 shares of its common stock valued at $0.05 per share. Accordingly, stock based compensation of $8,500 was recorded.

During the year at various dates, the Company issued 1,204,396 shares of its common stock for cash. The shares were issued at various prices ranging from $0.16 per share to $1.00 per share. The total consideration received aggregated $345,000.

During 2004, the Company acquired three parcels of land having an appraised value of approximately $600,000 for the issuance of 200,000 shares of its common stock and the assumption of debt aggregating $150,000. The shares were valued at $0.47 per share.

In December 2004, the Company completed three acquisitions. Part of the acquisition cost was the issuance of 1,767,000 shares of its common stock valued at $0.47 per share or a consideration of $830,490.

The Company settled an outstanding indebtedness of $15,000 by issuing 16,835 shares of its common stock valued at $0.89 per share.

In connection with the convertible promissory notes, the Company has reserved 1,357,000 shares of its common stock for potential conversions.

NOTE N - INCOME TAXES

The Company has not elected as at December 31, 2004, to file a consolidated Federal income tax return. Accordingly, the only carry forward losses available to the Company are losses incurred in the parent corporation, Heartland, Inc., aggregating approximately $450,000 to offset future tax liabilities of the parent corporation. This net operating loss expires in 2019.

F 19

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE N - INCOME TAXES (CONTINUED)

Temporary differences which give rise to deferred taxes are summarized as follows for the year ended December 31, 2004:

Timing difference relating to the payment of taxes due to

differences in tax and financial reporting fiscal year ends	$408,003
Net operating loss and other carry forwards	135,000
Valuation allowance	(135,000)
Net deferred tax	$408,003

The parent company has recorded a full valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized since the generation of future taxable income is not assured beyond a reasonable doubt.

There is no difference between the effective income tax rates for deferred income taxes from the statutory Federal income tax rate.

NOTE O - LITIGATION

In February, 2003, a judgment in the amount of $28,750 was entered against the Company for unpaid rent on behalf of Graham Paxton, the former President and CEO of the Company as part of his employee benefit plan. On July 14, 2005, the judgment was settled for the issuance of 75,000 shares of the Company’s common stock.

In March, 2003, a judgment in the amount of $99,089, including $50,000 security deposit replenishment, was entered against the Company for breach of contract for non-payment of rent on the Company’s former office facility in Woburn, Massachusetts. The Company is contingently liable for the balance of the lease in the total amount of $428,000 through the lease expiration date of July 31, 2005. No provision for this contingency has been recorded since in the opinion of management it is nor probable that any loss will be incurred.

NOTE P - OPERATING SEGMENTS

The Company presently organizes its business units into three reportable segments: steel fabrication, manufacturing and construction, and property management. The steel fabrication segment focuses on the fabrication of metal products. The manufacturing segment manufactures steel drums and also manufactures products for the heavy machinery industry. The construction and property management segment builds custom residential homes in the State of Minnesota and functions as a general contractor in the greater St. Paul and Minneapolis, Minnesota area. It also owns and manages industrial property in Ohio.

The segments’ accounting policies are the same as those described in the Summary of Significant Accounting Policies. The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they require different technologies and market to different classes of customers.

F 20

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE P - OPERATING SEGMENTS (CONTINUED)

	Reportable Segments
	Parent Company	Steel Fabrication	Manufacturing	Construction and Property Management	Total
Six Months June 30, 2005 (Unaudited)
REVENUES (there are no inter-segment revenues)		$3,499,723	$5,046,431	$9,092,987	$17,639,141
NET INCOME (LOSS)	$(2,265,063)	402,908	(956)	(129,571)	(1,992,682)
Total assets	2,092,592	3,619,514	2,721,774	6,901,244	15,335,124
OTHER SIGNIFICANT ITEMS
Depreciation expense		25,411	50,048	36,556	112,015
Interest expense	159,681	19,276	33,671	70,655	283,283
Expenditures for assets	3,938		8,000	10,621	22,559

Year Ended December 31, 2004
REVENUES (there are no inter-segment revenues)		$7,386,678	$7,924,178	$34,696,907	$50,007,763
NET INCOME (LOSS)	$(476,129)	112,448	(118,098)	811,568	329,789
Total assets	383,594	2,646,848	2,011,062	8,145,556	13,187,060
OTHER SIGNIFICANT ITEMS
Depreciation expense		21,729	115,181	102,622	239,532
Interest expense	18,886	5,256	59,155	82,421	165,718
Expenditures for assets		56,776	405,000	34,091	495,867

	Reportable Segments
Year ended December 31, 2003:	Steel Fabrication	Manufacturing	Construction and Property Management	Total
REVENUES (there are no inter-segment revenues)	$4,428,836			$4,428,836
NET INCOME (LOSS)	(1,510,450)			(1,510,450)
Total assets	2,730,819			2,730,819
OTHER SIGNIFICANT ITEMS
Depreciation expense	64,400			64,400
Interest expense	351,801			351,801
Expenditures for assets			$349,000	349,000

F 21

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE Q - COMMITMENTS AND CONTINGENCIES

As indicated in Note C - Acquisitions, the Company is liable for interest and promissory notes if not paid by the due dates and additional shares of stock if the common stock of the Company is not trading at a minimum of $4 and $5 per share in December 2005.

In June of 2004, an individual, in an exchange for 200,000 shares of the Company’s stock and the assumption of a note for $150,000, transferred four parcels of land to the Company with an appraised value of $600,000. One of the parcels was given as collateral to the Internal Revenue Service for unpaid payroll taxes relating to the Mound Technologies acquisition in 2003.

A subsidiary of the Company leases its manufacturing facility from a related party. The lease calls for monthly lease payments of $20,000 and expires on September 30, 2007. Renewal options are for four terms of five years each. The subsidiary has guaranteed the related party’s obligation under its mortgage obligation on the facility. Management believes that the value of the premises pledged as collateral for the guaranteed obligation are in excess of any future amount of the payments that may be required pursuant to the terms of the guarantee. Minimum future lease payments under the lease are as follows:

For the Years Ending December 31	Amount

2005	$240,000
2006	240,000
2007	180,000

Total	$660,000

Three of the facilities are rented on a month to month basis from stockholders of the Company.

Rent expense amounted to $522,782 for the year ended December 31, 2004.

NOTE R - SUBSEQUENT EVENTS

During the period January 1, 2005 to the date of this report, the Company has issued an additional $518,000 of convertible promissory notes convertible with common stock at $1.00 per share. Accordingly, an additional 518,000 shares of common stock has been reserved for future conversions.

The Company is obligated under the terms of a lease dated February 25, 2005 with the Receivership of Mound Properties, LP in Springboro, Ohio owned by a related party on behalf of Mound for a month to month term beginning January 2005 at a monthly rent of $16,250. Each party has the right to terminate this lease with 30 days notice. Under the terms of the lease, the Company is responsible for utilities, personal property taxes, and repairs and maintenance.

The Company is also obligated under the terms of a five year lease terminating December 31, 2009 in Plymouth, Minnesota for annual rents of $26,624, $27,136, $27,648, $28,160 and $28,672, respectively. Under the terms of the lease the Company is responsible for a pro rata share of real estate taxes and operating expenses as additional rental.

F 22

HEARTLAND, INC. AND SUBSIDIARIES

(Formerly International Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2004

(Unaudited June 30, 2005)

NOTE S - RESTATEMENTS

The financial statements for 2004 and 2003 have been restated in order to account for the issuance of 1,256,000 shares of common stock in exchange for all the issued and outstanding shares of Mound as a capital transaction equivalent to the issuance of stock by Mound for the net monetary assets of the Company accompanied by a recapitalization. Accordingly no goodwill has been recorded and the accumulated deficit of the Company after the transaction is equal to the accumulated deficit of Mound. The accumulated deficit of the Company at the date of acquisition was eliminated with an offsetting entry to additional paid-in capital. The operations for 2003 reflect the operating results of Mound. Additionally, 2004 operations have been restated to correct a transposition for billings relating to uncompleted contracts whereby costs in excess of billings and billings in excess of costs were overstated and understated by $70,540 each. The effect upon 2004 was to increase sales and net income by $11,080 since the major portion of the transposition relates to prior years.

NOTE T- UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements at June 30, 2005 and 2004 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2004. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of financial position and the results of operations for the six months ended June 30, 2005 and 2004 have been included. Operative results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year.

F 23

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Maryland.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$ 7,962.41
Accounting fees and expenses	20,000.00	*
Legal fees and expenses	10,000.00	*
Miscellaneous	5,000.00	*

TOTAL	$42,962.41	*

* Estimated.

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

We issued the following shares of common stock during the three fiscal years ended December 31, 2004 without registration based on Section 4(2) of the Securities Act of 1933, as amended. All of the offerings were conducted solely by us, without the engagement of an underwriter.

During the year ended December 31, 2004, the Board of Directors issued 1,105,730 shares as consideration for services rendered to our Company valued at $.05 per share or $55,287.

During the year ended December 31, 2004, we issued 16,835 shares to Simon Pelman to settle an outstanding $15,000 loan at a price of $0.89 per share.

During the year ended December 31, 2004, we issued 170,000 shares in connection with the settlement of a law suit, valued at $.05 per share.

During the year ended December 31, 2004 we issued 200,000 shares to acquire property, valued at $.47 per share or $94,000.

During the year ended December 31, 2004 we issued 1,767,000 shares in connection with acquisitions valued at $.47 per share or $830,490.

During the year ended December 31, 2004, we received proceeds of $345,000 from the sale of 1,204,396 shares of our common stock under a private placement at prices ranging between $0.16 and $1.00 per share.

During the year ended December 31, 2003 we issued 220,080 shares of our common stock to a consultant for services provided at a price of $0.15 per share. Stock based compensation expense of $34,555 was recorded in connection with this issuance.

During the year ended December 31, 2003 we issued 500,000 shares of common stock as payment of a loan payable to a related party. The shares were valued at $0.01 per share and the outstanding loan was reduced by $50,000.

During the year ended December 31, 2003, 70,000 shares were issued in connection with the exercise of 70,000 non-qualified stock options at an exercise price of $0.01 per share. Total proceeds to our Company were $7,000.

During the year ended December 31, 2003, we received proceeds of $219,125 from the sale of 2,191,250 shares of our common stock under a private placement at $0.10 per share.

During the year ended December 31, 2003, we issued 268,000 shares to private placement holders who had subscribed to our private placement at higher prices. The effect of this additional issuance was to reduce these holders' purchase price basis to $0.10 per share.

In August 2003, the Board of Directors issued 30,000,000 shares to First Union Venture Group, LLC as consideration for their performance of duties related to finalizing our affairs.

During the year ended December 31, 2002, $42,000 of loans payable at December 31, 2001 were converted into our common stock under a private placement for 49,900 shares and the exercise of 50,000 warrants.

During the year ended December 31, 2002, $160,149 of notes payable to related parties was converted into 1,550,414 shares of common stock under our private placement offering.

During the year ended December 31, 2002, 5,863,928 shares of our common stock were issued for $691,772 in connection with a private placement offering.

During the year ended December 31, 2002, 620,351 shares of our common stock were issued to consultants for services rendered to us at a value of $364,545.

During the year ended December 31, 2002, 890,832 common stock warrants were exercised for $385,983 at prices ranging from $0.00 to $0.10 per share.

During the year ended December 31, 2002, 510,107 shares of our common stock were issued for the exercise of stock options for a consideration of $204,050.

On January 10, 2005, the Company granted 1,500,000 shares to Trent Sommerville, its Chief Executive Officer.

On April 12, 2005 the company issued 300,000 shares to Jeffrey Brandeis, its former president, as a complete settlement of an employment contract dispute.

On April 29, 2005 the company issued 7,500 shares to Gerald Aaron for consulting fees.

On April 29, 2005 the company issued 200,000 shares to Ross Haugen for consulting fees.

On April 29, 2005 the company sold 150,000 shares to an investor in a private placement.

On April 29, 2005 the company sold 25,000 shares to an investor in a private placement.

On April 29, 2005 the company issued 100,000 shares to International Monetary Resources for consulting fees.

On May 25, 2005 the company issued 15,000 shares to Smallcapinvoice.com for consulting fees.

On May 27, 2005 the company issued 216,670 shares to John E. Gracik for consulting fees.

On May 27, 2005 the company issued 9,600 shares to Steven Gracik for consulting fees.

On May 27, 2005 the company issued 15,000 shares to Nicholas T. Pappas for consulting fees.

On May 27, 2005 the company issued 20,000 shares to David Yeomans for consulting fees.

On May 31, 2005 the company issued 60,000 shares to investors for conversion of promissory notes.

On June 6, 2005 the company issued 60,000 shares to First Equity Group, Inc. for consulting fees.

On June 14, 2005 the company sold 25,000 shares to an investor in a private placement.

On June 30, 2005 the company issued 27,500 shares to John E. Gracik for consulting fees.

During the year ended December 31, 2004, we entered into fifty-five (55) convertible note payable agreements for a total value of $1,026,550. The notes bear interest at the rate of 10% per year and are due and payable one year from the date executed at which time the notes, at the option of the note holder, can be converted into 1,357,550 restricted newly issued shares of common stock of which $695,550 will be converted at $1.00 per share and $331,000 will be converted at $0.50 per share.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

*	None of these issuances involved underwriters, underwriting discounts or commissions;
*	We placed restrictive legends on all certificates issued;
*	No sales were made by general solicitation or advertising;

*	Sales were made only to accredited investors or investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

*	Access to all our books and records.
*	Access to all material contracts and documents relating to our operations.
*	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

ITEM 27.	EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Heartland, Inc., a Maryland corporation.

Exhibit Number	Document Description

3.1

Certificate of Incorporation of Origin Investment Group, Inc. as filed with the Maryland Secretary of State on April 6, 1999, incorporated by reference to the Company’s Registration Statement on Form 10-KSB filed with the Securities and Exchange Commission on August 16, 1999.

3.2

Amended Certificate of Incorporation of International Wireless, Inc. as filed with the Maryland Secretary of State on June 12, 2003, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2003.

3.3

Amended Certificate of Incorporation of International Wireless, Inc. to change name to Heartland, Inc. as filed with the Maryland Secretary of State on June 12, 2003, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2004.

3.4	Bylaws of Origin Investment Group, Inc., incorporated by reference to the Company’s Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 16, 1999.

5.1	SEC Attorneys, LLC Opinion and Consent.

10.1

Acquisition Agreement between Evans Columbus, LLS (“Evans”) and Heartland to acquire Evans dated December 30, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2005.

10.2

Acquisition Agreement between Karkela Construction, Inc. (“Karkela”) and Heartland to acquire Karkela dated December 31, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2005.

10.3

Acquisition Agreement between Monarch Homes, Inc. (“Monarch”) and Heartland to acquire Monarch dated December 30, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2005.

10.4

Acquisition Agreement between Persinger’s Equipment, Inc. (“Persinger”) and Heartland to acquire Persinger dated July 14, 2005, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2005.

10.5

Acquisition Agreement between Lee Oil Company, Inc. (“Lee Oil”) and Heartland to acquire Lee Oil dated August 3, 2005, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2005.

10.6

Acquisition Agreement between Ney Oil Company (“Ney Oil”) and Heartland to acquire Persinger dated September 12, 2005, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2005.

10.7

Acquisition Agreement between Shultz Oil Company, Inc. (“Schultz”) and Heartland to acquire Schultz dated September 21, 2005, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2005.

10.8

Letter of Intent between NKR, Inc. d.b.a. Ohio Valley Lumber (“Ohio Valley Lumber”) and Heartland to acquire Ohio Valley Lumber dated September 12, 2005, incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2005.

23.1	Consent of Meyler & Company, LLC.

23.2	Consent of legal counsel (See Exhibit 5.1).

ITEM 28.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)        File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)         Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)        Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)        For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)        For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Plymouth, State of Minnesota, on October 12, 2005.

HEARTLAND INC.

(Registrant)

By: /s/ TRENT SOMMERVILLE

Trent Sommerville

Chief Executive Officer and

Director (Chairman of the Board)

In accordance with the Exchange Act, this registration statement was signed below by the following persons in the capacities and on the dates stated.

SIGNATURE	NAME	TITLE	DATE

/s/Trent Sommerville	Trent Sommerville	CEO & Chairman of the Board	October 12, 2005

/s/ Roland Fink	Roland Fink	Chief Financial Officer	October 12, 2005

/s/Jerry Gruenbaum	Jerry Gruenbaum	Secretary & Director	October 12, 2005

/s/ Kenneth B. Farris	Kenneth B. Farris	Director	October 12, 2005